Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

MALIBU BOATS, LLC,

PURCHASER,

SELLERS

AND

THE PRINCIPALS

DATED AS OF AUGUST 21, 2018

-i-

(continued)

-ii-

(continued)

Exhibits

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of Deeds
Exhibit C	Disclosure Schedules
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Patent and Know-How License Agreement
Exhibit F	Contract Build Agreement Terms
Exhibit G	Form of Patent Assignment
Exhibit H	Form of Trademark Assignment
Exhibit I	Form of Trademark License Agreement
Exhibit J	Form of Transition Services and License Agreement

-iii-

(continued)

Page

Exhibit K	Representation and Warranty Insurance Policy
Exhibit L	Form of Title Insurance
Exhibit M	Form of Survey

-iv-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 21, 2018 (“Agreement Date”), is made by and between Malibu Boats, LLC, a Delaware limited liability company (“Malibu”), and PB Holdco, LLC, a newly-formed Delaware limited liability company that is wholly-owned by Malibu (“Purchaser”), on the one hand, and S2 Yachts, Inc., a Michigan corporation (“S2”), Gen 123 Properties, LLC, a Michigan limited liability company (“Gen123” and with S2, each, a “Seller”), and each of Leon Slikkers, David Slikkers, Robert Slikkers, Thomas Slikkers and Susan Slikkers, who are owners of S2 and Gen123 (each, a “Principal”), on the other hand. Each such party may sometimes be referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, S2 is engaged in the business of designing, developing, assembling, manufacturing, producing, testing, marketing, selling, delivering, repairing, maintenancing, and servicing outboard propulsion boats and components thereof under the “Pursuit” brand name (the “Business”), and Gen123 owns a fee simple interest in certain real property used in the Business;

WHEREAS, S2 is also engaged in the business of designing, developing, assembling, manufacturing, producing, testing, marketing, selling, delivering, repairing, maintenancing, and servicing inboard and outboard propulsion boats and components thereof under the “Tiara” and the “Tiara Sport” brand names (the “Retained Business”);

WHEREAS, each Seller desires to sell to Purchaser, and Purchaser desires to purchase from each Seller, the Purchased Assets, and each Seller desires that Purchaser assume, and Purchaser has agreed to assume, the Assumed Liabilities, in each case, subject to the terms and conditions set forth in this Agreement and the Ancillary Documents; and

WHEREAS, concurrently with the execution of this Agreement, each of Thomas Lawson and Bruce Thompson have entered into employment agreements with Purchaser (collectively, the “Employment Agreements”), the effectiveness of which are contingent upon the consummation of the Closing.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1    Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

“Accountant” has the meaning set forth in Section 3.3(d).

“Acquisition Transaction” has the meaning set forth in Section 6.15.

“Actual True-Up Liability” has the meaning set forth in Section 3.3(b).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, where for such purpose the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For clarity, Sellers are Affiliates of each other.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Agreement Date” has the meaning set forth in the Preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 6.4(a).

“Ancillary Documents” means the Escrow Agreement, the Bill of Sale and Assignment and Assumption Agreement, the Trademark Assignment, the Patent Assignment, the Transition Services Agreement, the IP License Agreements and the Deeds.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the HSR Act and all other federal, state and foreign statutes, rules, regulations, orders, decrees and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Assigned Contracts” has the meaning set forth in Section 2.1(a)(vi).

“Assigned Permits” has the meaning set forth in Section 2.1(a)(vii).

“Assumed Liabilities” has the meaning set forth in Section 2.1(c).

“Audited Carve-Out Financials” has the meaning set forth in Section 6.21.

“Base Purchase Price” means $100,000,000.

“Basket” has the meaning set forth in Section 9.6(a).

“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit A.

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Confidential Information” means all information of Sellers primarily relating to the Business, Purchased Assets or Assumed Liabilities that is not generally known to the public, including all such information concerning (a) business, operations or similar affairs, (b) products or services, (c) financial, pricing, cost, marketing, sales, manufacturing, R&D, legal, human resource, accounting or business matters, (d) Business Owned IP, (e) employees, consultants, dealers, distributors, sales representatives, suppliers or business partners or (f) similar or related information, in each case, in whatever form. Notwithstanding the foregoing, Business Confidential Information does not include (i) any information that was independently developed by Seller post-Closing without the use of any Business Confidential Information or (ii) any Deal Communications.

“Business Day” means any day, other than a Saturday, Sunday or other day on which commercial banks in Tennessee or Michigan are permitted or required to close.

“Business Employee” means any employee of S2 who is dedicated primarily to the Business.

“Business Intellectual Property” means all Intellectual Property owned or used by or licensed to any Seller primarily relating to, primarily used in, or primarily held for use in the operation of the Business.

“Business IT Systems” means any and all information technology and computer systems (including software, hardware and other equipment, firmware and embedded software) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, which technology and computer systems are used or held for use in the Business.

“Business Owned IP” means all of the following: (a) all Copyrights of Sellers primarily relating to the Business, including those listed on Schedule 4.12(a) of the Disclosure Schedules; (b) all Trademarks listed on Schedule 4.12(a) of the Disclosure Schedules; (c) all Patents listed on Schedule 4.12(a) of the Disclosure Schedules; (d) all Internet Assets listed on Schedule 4.12(a) of the Disclosure Schedules; (e) all rights of Sellers in data, databases and Technology (excluding the Licensed Patents), in each case, to the extent primarily relating to the Business; and (f) all rights of Sellers arising from the foregoing, including all rights to sue at law or in equity for any infringement, misappropriation or other impairment of any of the foregoing and the right to collect damages and proceeds therefrom. For clarity, the Business Owned IP (i) includes all outboard engine-related and outboard propulsion-related Intellectual Property that is owned (or co-owned) by any Seller (it being agreed that such Intellectual Property primarily relates to the Business), but (ii) does not include the Licensed Patents, the Excluded Business IT Systems or the Licensed Trademarks.

“Business Products” means each product or service developed, manufactured, sold, licensed, leased, rendered, provided or delivered by any Seller in the Business. For clarity, Business Products does not include any product or service developed, manufactured, sold, licensed, leased, rendered, provided or delivered by any Seller in the Retained Business.

“Business Registered IP” has the meaning set forth in Section 4.12(a).

“Business Tangible Property” has the meaning set forth in Section 2.1(a)(ii).

“Calculation” has the meaning set forth in Section 3.3(b).

“Cap” has the meaning set forth in Section 9.6(a).

“Claim” means any claim, action, suit, litigation, arbitration, mediation, alternative dispute resolution procedure, proceeding, hearing, audit, inquiry, examination or investigation of any nature.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Consent” has the meaning set forth in Section 3.2(e).

“Contract” means any written contract, license, agreement, commitment, or other obligation or arrangement to which a Person is a party, by which a Person is bound or subject or by which any of the assets or properties of a Person is bound or subject.

“Contract Build Agreement” has the meaning set forth in Section 6.24.

“Copyrights” means all copyrights, including in and to Software and other works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof, including all renewals and extensions thereof, and whether registered or unregistered, and registrations and applications for registration thereof.

“Creditor” has the meaning set forth in Section 3.2(e).

“Deal Communications” means (a) all discussions or communications to the extent concerning the negotiation and implementation of the transactions contemplated by this Agreement or the Ancillary Documents or other similar transactions that were proposed, involving either Seller or its respective directors, managers, members, officers, shareholders, employees, or any Seller’s professional advisors (including its attorneys, accountants and investment bankers) that were not shared with Purchaser or Malibu or any representative thereof and (b) all documents, files, data, correspondence, reports, communications, information and other items, including e-mails and text messages, whether in hard copy or electronic or any other form, to the extent related to the negotiation and implementation of this Agreement, the Ancillary Documents or the transactions contemplated by this Agreement or the Ancillary Documents or any other similar transactions that were proposed, contemplated or negotiated that were not shared with Purchaser or Malibu or any representative thereof.

“Deeds” means the deeds in the form attached hereto as Exhibit B.

“Delayed Assets” and “Delayed Liabilities” have the meaning set forth in Section 6.11.

“Deposit Liabilities” has the meaning set forth in Section 2.1(c)(i).

“Disclosure Schedules” means the disclosure schedules attached hereto as Exhibit C.

“Dispute” has the meaning set forth in Section 10.11.

“Dispute Notice” has the meaning set forth in Section 9.4(b).

“DOL” refers to the Department of Labor.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each and every other written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, profits-interest awards, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits or other benefits, in each case, (a) entered into, maintained or contributed to by any Seller or with respect to which any Seller has or may in the future have any Liability (contingent or otherwise) with respect to any Business Employee or any independent contractor providing services to any Seller in respect of the Business and (b) covering any current or former Business Employee or any independent contractor providing services to any Seller in respect of the Business.

“Employment Agreements” has the meaning set forth in the Recitals to this Agreement.

“Employment Inception Date” means the day following the Employment Termination Date.

“Employment Termination Date” means the Expiration Date in respect of the Employee Transition Services (as such terms are defined in the Transition Services Agreement).

“Environmental Laws” means all applicable Laws and all orders, policies and guidelines of all Governmental Entities, in each case, concerning pollution or protection of the environment, natural resources, and occupational health and safety, and relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials in the environment including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with such Person, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account with the Escrow Agent into which the Escrow Amount is deposited.

“Escrow Agent” means BNY Mellon, National Association.

“Escrow Agreement” means an escrow agreement, by and among Purchaser, S2 and the Escrow Agent, in substantially the form of Exhibit D attached hereto with such revisions as are required by the Escrow Agent and are mutually satisfactory to Purchaser and S2.

“Escrow Amount” means an amount in cash equal to $500,000.

“Estimated True-Up Liability” has the meaning set forth in Section 3.3(a).

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Business IT Systems” has the meaning set forth in Section 2.1(b)(v).

“Excluded Employment and Benefit Related Liability” means, other than any Liability expressly assumed by Purchaser pursuant to the Transition Services Agreement in relation to Business Employees, any Liability of any Seller arising out of, related to or with respect to (a) the employment, services, termination of employment or services, potential employment or similar relationship of any current, former, or prospective employee, officer, manager, director or consultant of any Seller with respect to any periods ending on or prior to the Employment Termination Date, (b) any Employee Benefit Plan or Employee Benefit Plan commitment of any Seller or any of its respective ERISA Affiliates pursuant to ERISA or otherwise, whenever arising, or (c) any non-Hired Employees.

“Excluded Liabilities” has the meaning set forth in Section 2.1(d).

“Excluded Prepaid Expenses and Deposits” has the meaning set forth in Section 2.1(b)(iii).

“Excluded Tangible Property” has the meaning set forth Section 2.1(b)(iv).

“Excluded Taxes” means (a) all Taxes arising out of, relating to or in respect of the Business, the Purchased Assets or the Assumed Liabilities relating to or with respect to any Pre-Closing Tax Period, (b) all withholding Taxes that are imposed by any Governmental Entity in connection with the transactions contemplated by this Agreement or the Ancillary Documents, (c) any Taxes included in the definition of Seller Expenses, (d) any Liability for Taxes under any “bulk sales” or “bulk transfer” or similar Laws and (e) all other Taxes of any Seller or any Affiliate of any Seller, in each case, subject to Section 6.4.

“Final Tax Determination” means (a) a closing agreement, settlement agreement or similar agreement settling a Tax proceeding entered into among any Seller, Purchaser or any Affiliate of either of the foregoing and the IRS or any other Tax authority or (b) a final non-appealable order or judgment rendered by a court of competent jurisdiction concluding a Tax proceeding.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Florida Owned Real Property” has the meaning set forth in Section 4.17(b).

“Florida Owned Real Property Purchase Price” means $9,900,000.

“Fundamental Representations” means the representations and warranties contained in Section 4.1(a) (Organization), Section 4.2 (Title to Purchased Assets; Sufficiency of Assets), Section 4.3 (Authority), Section 4.15 (Tax Matters), Section 4.16 (Brokers), Section 4.18 (Transactions with Related Persons), Section 5.2 (Authority) and Section 6.18.

“GAAP” means United States generally accepted accounting principles.

“Gen123” has the meaning set forth in the Preamble to this Agreement.

“Governing Document” means any charter, articles, bylaws, limited liability company agreement, certificate or similar document adopted, filed or registered in connection with the creation, formation, organization or governance of an entity, and shall be deemed to include any stockholders’, equity holders’, registration or investor rights, voting and similar agreements regarding the rights or obligations of the equityholders of such entity, in each case, as amended from time to time and then in effect.

“Governmental Entity” means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental or military agency, branch, department, official, or entity and any court or other tribunal), (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, military, police, regulatory, or taxing authority or power of any nature (including any arbitral tribunal and any state department or office of motor vehicles) or (d) any “self-regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and any other U.S. or foreign securities exchange, futures exchange, commodities exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization.

“Hazardous Material” means all materials, wastes or substances defined by, or regulated under, any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, toxic waste or toxic substance.

“Hired Employees” has the meaning set forth in Section 6.5(a).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any successor statute thereto and the rules and regulations promulgated thereunder.

“Indebtedness” means, for any Person, without double counting, (a) all indebtedness or other obligations of such Person for borrowed money or evidenced by notes, bonds, debentures, or similar instruments, (b) all obligations of such Person for the deferred purchase price of property or services, conditional sale obligations or title retention policies (excluding trade accounts payable), (c) all obligations under leases that are or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (d) all obligations of such Person owed pursuant to any letter of credit or similar facility or arrangement or any interest rate, currency swap or hedging agreement or transaction, or other interest bearing obligation, (e) all interest, premiums, breakages costs, penalties, fees or expenses arising as a result of any such foregoing obligations and (f) any of the foregoing of a third party which is secured by a Lien on the property or assets of such Person or for which such Person is liable as an obligor, guarantor, surety or otherwise.

“Indemnified Party” means the Party asserting a claim for indemnification in accordance with Article 9.

“Indemnifying Party” means the Party against whom a claim for indemnification is asserted in accordance with Article 9.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means, as they exist anywhere in the world, all (a) Copyrights, (b) Trademarks, (c) Patents, (d) Internet Assets, (e) rights in data and databases, (f) all rights in Technology and (g) all rights arising from the foregoing, including all rights to sue at law or in equity for any infringement, misappropriation or other impairment of any of the foregoing and the right to collect damages and proceeds therefrom.

“Internet Assets” means all domain names, Internet addresses and other computer identifiers, web sites, web pages and similar rights and items, including all account and password information needed to access or control such assets.

“Inventory” means raw materials, work-in-process, finished goods and other inventory.

“IP License Agreements” means the Trademark License Agreement and the Patent License Agreement.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to Sellers, the actual knowledge of any of Thomas Slikkers, Thomas Lawson, Bruce Thompson or John Genualdi, together with such knowledge that any such Person would reasonably be expected to have after making reasonable review of the written and electronic documents in such Person’s possession and reasonable inquiry of the managerial employees of Sellers with operational responsibility for such matters (if not any such individuals).

“Law” means any statute, law (including common law), code, ordinance, rule, regulation, decree or other requirement or rule of law enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.17(a).

“Liabilities” means any and all direct or indirect Indebtedness, liabilities, obligations, costs, expenses, claims, losses, damages, Taxes, deficiencies or responsibilities, whether known or unknown, accrued or fixed, absolute or contingent, liquidated or unliquidated, choate or inchoate, subordinated or unsubordinated, matured or unmatured, secured or unsecured or determined or determinable, whether or not of a kind required by GAAP to be set forth on a financial statement, including those arising under any Law or Order, on account of Taxes, under any Contract, or otherwise.

“Licensed Patents” means the Patents licensed to Purchaser under the Patent License Agreement.

“Licensed Trademarks” means the Trademarks licensed to Purchaser under the Trademark License Agreement.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), charge, claim, option, right of first refusal, right of first offer, attachment, easement, CC&R, encumbrance or other similar right or restriction.

“Losses” has the meaning set forth in Section 9.2.

“Malibu” has the meaning set forth in the Preamble to this Agreement.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has had, or would reasonably be expected to have, individually or together with one or more other results, occurrences, facts, changes, events or effects, (a) a material adverse effect on the Business or the business, condition (financial or otherwise), liabilities, assets or results of operations of the Business, taken as a whole or (b) a material impairment on the ability of any Seller to perform or consummate the transactions contemplated by this Agreement; provided, however, that clause (a) of Material Adverse Effect shall not include any result, occurrence, fact, change, event or effect arising after the Agreement Date to the extent resulting from: (i) changes in general market or economic conditions; (ii) hurricanes, tornados, earthquakes, storms or other similar naturally occurring events; (iii) civil unrest, any outbreak of disease or hostilities, terrorist activities, war or any similar disorder; (iv) any event, effect, change or circumstance that affects the boat manufacturing industry generally; (v) any event, effect, change or circumstance resulting from the taking of any action required by this Agreement or from the announcement or pendency of the transactions contemplated by this Agreement; and (vi) changes in GAAP or Laws applicable to the Business; provided that the foregoing exclusions shall not apply to the extent they affect any Seller in a disproportionate manner relative to other businesses in the boat manufacturing industry.

“Material Contracts” has the meaning set forth in Section 4.6(a).

“Michigan Real Property” means the real property owned by Gen123 and located in the City of Holland, County of Allegan, State of Michigan, having a tax identification parcel number of 53-02-03-100-029.

“Michigan Tooling” has the meaning set forth in Section 2.1(a)(ii).

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Notice of Assumption” has the meaning set forth in Section 9.5(b).

“Notice of Claim” has the meaning set forth in Section 9.4(a).

“Notice of Objection” has the meaning set forth in Section 3.3(c).

“Occurrence-Based Insurance Policies” has the meaning set forth in Section 4.14.

“Order” means any order, judgment, decision, decree, writ, injunction or other ruling entered or issued by any Governmental Entity.

“Outside Date” has the meaning set forth in Section 8.1(d).

“Parties” has the meaning set forth in the Preamble to this Agreement.

“Patent Assignment” means the Patent Assignment in the form attached hereto as Exhibit G.

“Patent License Agreement” means the agreement between S2 and Purchaser in the form attached hereto as Exhibit E.

“Patents” means all patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations, interferences or foreign counterparts thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn or resubmitted).

“Payoff Amount” has the meaning set forth in Section 3.2(e).

“Payoff Letter” has the meaning set forth in Section 3.2(e).

“Periodic Taxes” has the meaning set forth in Section 6.4(d).

“Permits” means any registrations, consents, franchises, authorities, permits, licenses, approvals, waivers, certifications and other authorizations of any Governmental Entity.

“Permitted Liens” means (a) mechanics’, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet due and payable, (b) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set forth on the Financial Statements, (c) with respect to any Real Property, easements, covenants, encroachments, applicable zoning laws, building codes and other matters of record which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the present use of such Real Property, including the Permitted Exceptions (as defined in the Deeds) and (d) Liens created by Purchaser at or after the Closing.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity, or any Governmental Entity.

“Post-Closing Hired Employees” has the meaning set forth in Section 6.5(a).

“Pre-Closing Hired Employees” has the meaning set forth in Section 6.5(a).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) ending on or before the end of the Closing Date.

“Principal” has the meaning set forth in the Preamble to this Agreement.

“Purchased Assets” has the meaning set forth in Section 2.1(a).

“Purchased Prepaid Expenses and Deposits” has the meaning set forth in Section 2.1(a)(viii).

“Purchaser” has the meaning set forth in the Preamble to this Agreement.

“Purchaser Employee Plan” has the meaning set forth in Section 6.5(b).

“Purchaser Indemnitee” has the meaning set forth in Section 9.2.

“Real Property” has the meaning set forth in Section 4.17(b).

“Real Property Leases” has the meaning set forth in Section 4.17(a).

“Real Property Occupancy Agreement” has the meaning set forth in Section 4.17(b).

“Related Persons” has the meaning set forth in Section 4.18.

“Related Persons Agreement” has the meaning set forth in Section 4.18.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” has the meaning set forth in Section 6.15.

“Restricted Business” has the meaning set forth in Section 6.7(a)(i).

“Restricted Period” has the meaning set forth in Section 6.7(a).

“Retained Amount” has the meaning set forth in Section 9.7.

“Retained Business” has the meaning set forth in the Recitals to this Agreement.

“Retained Books and Records” has the meaning set forth in Section 2.1(b)(vii).

“Retained Business Confidential Information” means all information of Sellers primarily relating to the Retained Business, Excluded Assets or Excluded Liabilities that is not generally known to the public, including all such information concerning (a) business, operations or similar affairs, (b) products or services, (c) financial, pricing, cost, marketing, sales, manufacturing, R&D, legal, human resource, accounting or business matters, (d) Intellectual Property, (e) employees, consultants, dealers, distributors, sales representatives, suppliers or business partners or (f) similar or related information, in each case, in whatever form.

“RWI Costs” has the meaning set forth in Section 3.4.

“RWI Policy” has the meaning set forth in Section 3.4.

“S2” has the meaning set forth in the Preamble to this Agreement.

“Seller” has the meaning set forth in the Preamble to this Agreement.

“Seller Expenses” means all of the fees, expenses, costs, Taxes, charges, payments and other obligations that are incurred by or on behalf of any Seller or its Affiliates or for which any Seller or its Affiliates is otherwise liable in connection with the transactions contemplated by this Agreement or any of the Ancillary Documents (whether incurred or to be paid prior to, at or after Closing), including (a) the fees and expenses of any Seller’s bankers, counsel, accountants, advisors, agents and representatives and (b) any success, change of control, retention, special or other bonuses or similar amounts payable by any Seller or its Affiliates to any current or former employee, officer or director upon or in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, together with all Taxes and other amounts required to be paid by any Seller or its Affiliates in connection with any of the foregoing.

“Seller Indemnitee” has the meaning set forth in Section 9.3.

“Software” means all computer software, including source code, object code, algorithms, formulas, methods, databases, comments, user interfaces, administration, e-mail and customer relationship management tools, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions or previous versions thereof, and all media and other similar tangible property necessary for the delivery or transfer thereof.

“Subsidiary” of any Person means another Person (a) for which the first Person holds or controls, directly or indirectly, an amount of the voting securities or other voting rights sufficient to elect at least a majority of its board of directors or other governing body or manager or (b) in which the first Person holds or controls, directly or indirectly, 50% or more of the share capital, equity interests or other economic interests.

“Survey” has the meaning set forth in Section 3.2(c)(iv).

“Tax” means (a) any and all federal, state, local, foreign or other taxes, including income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, duty, fee, levy, imposts, unclaimed property or escheat Liability or other charge of any kind whatsoever imposed by a Governmental Entity, including any interest, additional taxes, additions, fines and penalties in respect of the foregoing, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax Liability of any other Person and (b) any Liability for amounts described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary or similar group (including as a result of being a member of an affiliated group within the meaning of Code Section 1504(a)), as a result of being a transferee or successor or by contract, pursuant to Law or otherwise.

“Tax Return” has the meaning set forth in Section 4.15.

“Technology” means all trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, methods, know-how, formulas, algorithms, data, discoveries, developments, inventions, modifications, extensions, improvements, technology, Software, and related hardware (whether or not patentable or subject to copyright, mask work, or trade secret protection).

“Third Party Claim” means a claim by an unaffiliated third party.

“Title Company” has the meaning set forth in Section 3.2(c)(iv).

“Title Policy” has the meaning set forth in Section 3.2(c)(iv).

“Trademark Assignment” means the Trademark Assignment in the form attached hereto as Exhibit H.

“Trademark License Agreement” means the agreement between S2 and Purchaser in the form attached hereto as Exhibit I.

“Trademarks” means all trademarks, service marks, logos, designs, trade names, brand names, trade dress, corporate names and other indicators of source, and all registrations and applications for registration thereof, and all rights and goodwill associated therewith.

“Transfer Tax” means any transfer, documentary, sales, use, stamp or registration Tax, recording fees or other similar Tax (and any interest, penalties or additions to Tax with respect to any of the foregoing).

“Transition Services Agreement” means the Transition Services and License Agreement in the form attached hereto as Exhibit J.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“True-Up Liability” means the Deposit Liability.

“WARN Act” has the meaning set forth in Section 4.13(d).

ARTICLE 2

PURCHASE AND SALE

Section 2.1    Purchase and Sale.

(a)    Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Purchaser, and Purchaser shall purchase from Sellers, free and clear of all Liens other than Permitted Liens, all of Sellers’ right, title and interest in, to and under the following assets, rights and properties, wherever located (collectively, the “Purchased Assets”):

(i)    all Inventory located at or in transit to or from the Real Property;

(ii)    (A) all machinery, fixtures, tools, tooling, supplies, accessories, materials, parts, packaging, machines (including computers and other hardware), prototypes, equipment, furniture and other tangible personal property, in each case, to the extent located at the Real Property, (B) all “fiber fabric” tooling, jigs and fixtures located at the Michigan Real Property used for the manufacture and assembly of the S1 and C5 Pursuit models (the “Michigan Tooling”), (C) all tangible property set forth on Schedule 2.1(a)(ii) and (D) the vehicles listed on Schedule 2.1(a)(ii) (clauses (A) through (D), collectively, the “Business Tangible Property”);

(iii)    the Florida Owned Real Property and the leasehold interests in the Leased Real Property (and Sellers’ right, title and interest in or to any buildings, structures, improvements and fixtures thereon);

(iv)    (A) all Business Owned IP (including, for clarity, all rights of Sellers in and to the name “Pursuit”), (B) copies of all works of authorship covered by the Copyrights in the Business Owned IP, (C) copies of all records in the possession or control of Sellers to the extent relating to the Business Owned IP, (D) copies of all designs, schematics, diagrams, and charts to the extent relating to the design, manufacture, testing, delivery, support or maintenance of any Business Product and (E) all telephone numbers and fax numbers associated with the Real Property and all email addresses specifically associated with the Business (if any);

(v)    all books, records, ledgers, logs, documentation, correspondence, lists, specifications, reports, manuals, surveys and files or other similar materials and information (including all sales, marketing and promotional literature or materials, lists of current and prospective customers, suppliers, distributors, dealers and sales representatives, lists of prospects, lists of other purchasers of goods and services, business plans and marketing plans, market research, records of operation, product lists and databases, engineering and production files, standard forms of documents, manuals of operations or business procedures, employee training materials and similar materials), whether in paper, electronic or other form, in each case, to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities, but excluding (A) the Retained Books and Records and (B) personnel records that may not be transferred to Purchaser under applicable Law;

(vi)    the Contracts set forth on Schedule 2.1(a)(vi), subject to Section 6.11 (collectively, such Contracts, the “Assigned Contracts”);

(vii)    all Permits primarily relating to, primarily used or primarily held for use in the Business, including those Permits set forth on Schedule 2.1(a)(vii) (collectively, the “Assigned Permits”), in each case, to the extent assignable as a matter of applicable Law;

(viii)    the prepaid expenses, advance payments, prepayments, overpayments, credits and security and other deposits made by Sellers to the extent set forth on Schedule 2.1(a)(viii) (the “Purchased Prepaid Expenses and Deposits”);

(ix)    all orders and backlog for Business Products outstanding as of the Closing (but, for clarity, not any accounts receivable or rebates of the Business outstanding as of the Closing);

(x)    the assets, rights and properties set forth on Schedule 2.1(a)(x);

(xi)    all present and future rights, claims, counterclaims, demands, warranties, causes of action, choses in action and rights of recovery or refund or reimbursement or set-off, of whatever nature and whether or not liquidated, and all benefits arising therefrom, including all insurance and indemnity claims, in each case, to the extent relating to the Business, the Purchased Assets or the Assumed Liabilities; and

(xii)    all goodwill associated with the Purchased Assets or the Business.

(b)    Excluded Assets. All assets, rights and properties of Sellers other than the Purchased Assets (collectively, the “Excluded Assets”) are excluded from the sale, assignment, conveyance, transfer and delivery provided for in this Agreement and shall be retained by Sellers. Without limiting the generality of the foregoing, the Excluded Assets shall include the following assets, properties and rights, which, for clarity, shall not constitute Purchased Assets:

(i)    all cash and cash equivalents held by Sellers, and all bank accounts of Sellers;

(ii)    all accounts and notes receivable of Sellers and all ordinary course of business rebates, reimbursements or payments that are or may become due to Sellers from vendors, customers or dealers arising out of or related to (A) the Business for the periods through Closing, or (B) the Retained Business for all periods;

(iii)    all prepaid expenses, advance payments, prepayments, overpayments, credits and security and other deposits of Sellers, other than the Purchased Prepaid Expenses and Deposits (collectively, the “Excluded Prepaid Expenses and Deposits”);

(iv)    all tangible property of Sellers set forth on Schedule 2.1(b)(iv) (the “Excluded Tangible Property”);

(v)    the Business IT Systems set forth on Schedule 2.1(b)(v), and all rights (including copyrights) therein (the “Excluded Business IT Systems”);

(vi)    all corporate seals, Governing Documents, equity record books, corporate record books containing minutes of meetings of directors and stockholders, and other similar records of Sellers having to do with the organization or ownership of Sellers;

(vii)    all books, records, ledgers, logs, documentation, correspondence, lists, specifications, reports, manuals, surveys and files or other similar materials and information of Sellers, whether in paper, electronic or other form, in each case, that contain information regarding both (A) the Business, the Purchased Assets or the Assumed Liabilities, on the one hand, and (B) the Retained Business, Excluded Assets or Excluded Liabilities, on the other hand, which materials and information cannot be reasonably separated (the “Retained Books and Records”), but subject to Section 6.20;

(viii)    all Employee Benefit Plans and all assets related to any Employee Benefit Plan;

(ix)    all Contracts of Sellers (other than the Assigned Contracts);

(x)    all Permits of Sellers (other than the Assigned Permits);

(xi)    all insurance policies of Sellers;

(xii)    all insurance and indemnity claims of Sellers relating to any pre-Closing period, except to the extent provided in Section 2.1(a)(xi);

(xiii)    all rights of Sellers in Deal Communications; and

(xiv)    all rights of Sellers under this Agreement and any Ancillary Document.

(c)    Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and agree to pay, discharge or perform when due only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”) and no other Liabilities of Sellers (or any of their Affiliates):

(i)    the current liabilities of S2 outstanding as of the Closing and owed to customers, dealers and distributors of the Business in respect of deposits, advance payments, prepayments or overpayments made by them to S2, in any case, to the extent relating to the Business and incurred in the ordinary course of business prior to the Closing (the “Deposit Liabilities”);

(ii)    the dealer incentive liabilities of S2 under the published sales incentive programs of the Business described in Schedule 2.1(c)(ii) that are owed to any dealer of the Business in respect of the Business and are earned from and after July 29, 2018;

(iii)    all Liabilities of S2 related to the Business Employees to the extent such Liabilities are expressly assumed by Purchaser pursuant to the Transition Services Agreement;

(iv)    (A) all Liabilities of S2 owed to customers of the Business or owners of Business Products pursuant to warranty obligations under and in accordance with the forms of warranties set forth on Schedule 4.19(d) of the Disclosure Schedules with respect to any Business Products developed, manufactured, sold, licensed, leased, rendered, provided or delivered by S2 in the ordinary course of business prior to the Closing and (B) all Liabilities of S2 arising out of any defect in any Business Product developed, manufactured, sold, licensed, leased, rendered, provided or delivered by Sellers in the ordinary course of business prior to the Closing; and

(v)    all Liabilities of S2 arising after the Closing under and pursuant to the Assigned Contracts (but, for clarity, not any other Contracts of Sellers), but excluding all such Liabilities relating to any pre-Closing breach, violation or default by any Seller.

For clarity, but without limiting Section 9.3, the assumption by Purchaser of the Assumed Liabilities shall not prohibit Purchaser from contesting with any third party the amount, validity or enforceability of any of the Assumed Liabilities.

(d)    Excluded Liabilities. Except for Purchaser’s obligations under Section 2.1(c), and notwithstanding anything else in this Agreement to the contrary, and regardless of any disclosure to Purchaser, Purchaser shall not assume, or in any way be liable or responsible for, any Liabilities of any Seller, whether arising before or after the Closing (collectively, the “Excluded Liabilities”), all of which shall be retained paid, performed and discharged when due by Sellers. Without limiting the generality of the foregoing, the Assumed Liabilities shall not include, and Purchaser shall not be required to assume or to pay, perform or discharge, any of the following Liabilities of any Seller, each of which shall be an Excluded Liability:

(i)    any Liability arising out of or relating to the ownership or operation of the Business or any of the Purchased Assets before the Closing, except only to the extent specifically set forth in Section 2.1(c);

(ii)    (A) any Liability that does not relate to the Business or (B) any Liability to the extent arising out of or relating to the Retained Business;

(iii)    any Liability arising out of or relating to any Excluded Asset;

(iv)    any Liability arising out of or relating to any Indebtedness, any accounts payable, or, except only to the extent specifically set forth in Section 2.1(c), any accrued expenses;

(v)    any Liability arising out of or relating to any Seller Expenses, except for Transfer Taxes for which Purchaser is responsible pursuant to Section 6.4(c);

(vi)    any Liability arising out of or relating to any pre-Closing breach, violation or default by any Seller of any Assigned Contract, but without limiting Section 2.1(c)(iv);

(vii)    any Liability arising out of or relating to any Claim initiated at any time, to the extent arising out of, related to or with respect to actions, omissions or events that occurred, or circumstances existing, at or prior to the Closing, other than any Claim in respect of an Assumed Liability;

(viii)    any Liability to any current or former direct or indirect owners or Affiliates of any Seller, or any of their respective family members, or any of their respective Affiliates, including Liabilities resulting from any loans owed by any Seller to any of them;

(ix)    any Liability arising out of or relating to Excluded Taxes, except only to the extent specifically allocated to Purchaser pursuant to Section 6.4(c) or Section 6.4(d);

(x)    any Excluded Employment and Benefit Related Liability, except only to the extent specifically set forth in Section 2.1(c)(iii);

(xi)    any Liability for any violation of or failure to comply with any applicable Law or Order, or any Liability arising out of any Environmental Law; and

(xii)    any Liability that any Person seeks to impose upon Purchaser by virtue of any theory of successor liability or as a result of any “bulk sales,” “bulk transfer” or similar Laws.

Section 2.2    Withholding Rights. Notwithstanding anything to the contrary contained herein, Purchaser shall be entitled to deduct and withhold from payments made in connection with any of the transactions contemplated by this Agreement or the Ancillary Documents such amounts it is required to deduct and withhold with respect to the making of such payment under the Code, and any other applicable Law. To the extent that amounts are so deducted and withheld by Purchaser, such deducted and withheld amounts shall be treated for all purposes of this Agreement and the Ancillary Documents as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE 3

CLOSING; ACTIONS AT OR BEFORE CLOSING

Section 3.1    Closing. Subject to the terms and conditions of this Agreement, the closing of the purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall take place electronically (including through the exchange of counterpart signature pages by the applicable Parties) at 9:00 a.m. Eastern Time on the third Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Closing set forth in Article 7 (other than conditions that be their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof at the Closing) or in such other manner and on such other date, time and place as S2 and Purchaser may agree in writing; provided, however, that the Parties agree that the Closing shall occur no earlier than October 1, 2018 without the prior written consent of Purchaser. The date on which the Closing occurs is referred to herein as the “Closing Date”, and the Closing shall be effective as of the open of business on the Closing Date.

Section 3.2    Actions of Purchaser and S2 at Closing.

(a)    At the Closing, Purchaser shall make, or cause to be made, and Malibu shall cause Purchaser to make or cause to be made, the following payments:

(i)    first, to the Escrow Agent for deposit into the Escrow Account, by wire transfer of immediately available funds, an amount equal to the Escrow Amount, which amount shall be held and disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement, together with an amount equal to all fees and expenses payable to the Escrow Agent at the Closing pursuant to the Escrow Agreement (except that one-half of such fees and expenses shall be borne by Sellers pursuant to Section 3.2(a)(iii)(C));

(ii)    second, to the account designated in writing by Gen123 prior to the Closing Date, by wire transfer of immediately available funds, the Florida Owned Real Property Purchase Price; and

(iii)    third, to the accounts designated in writing by S2 prior to the Closing Date, by wire transfer of immediately available funds, an aggregate amount equal to (A) the Base Purchase Price, minus (B) the Escrow Amount, minus (C) one-half of the fees and expenses payable to the Escrow Agent at the Closing pursuant to the Escrow Agreement, minus (D) the Florida Owned Real Property Purchase Price, minus (E) the Estimated True-Up Liability.

(b)    At the Closing, Sellers shall take or cause to be taken all such actions as may reasonably be required to put Purchaser in actual possession and control of the Purchased Assets; provided, however, that S2 shall retain possession and control of the Michigan Tooling pursuant to the Contract Build Agreement (and shall use the Michigan Tooling solely to perform the services under the Contract Build Agreement) until the Contract Build Agreement expires or is terminated, at which time, S2 shall transfer and deliver possession and control of the Michigan Tooling to Purchaser.

(c)    At the Closing, Sellers shall deliver or cause to be delivered to Purchaser each of the following:

(i)    the Escrow Agreement, duly executed by the parties thereto other than Purchaser or an Affiliate thereof;

(ii)    offer letters for the Pre-Closing Hired Employees, in the form prepared by Purchaser, duly executed by the Pre-Closing Hired Employees;

(iii)    the Bill of Sale and Assignment and Assumption Agreement, the Trademark Assignment, the Patent Assignment, the Transition Services Agreement and the IP License Agreements, each duly executed by the parties thereto other than Purchaser or an Affiliate thereof;

(iv)    (A) the Deeds and any documents ancillary thereto required by the jurisdiction in which the Florida Owned Real Property is located, duly executed by Gen123, (B) an owner’s policy of title insurance (the “Title Policy”) from Stewart Title Guaranty Company (the “Title Company”) for the Florida Owned Real Property in the form attached hereto as Exhibit L, and otherwise in a form reasonably acceptable to Purchaser, and (C) an ALTA survey (the “Survey”) of the Florida Owned Real Property in the form attached hereto as Exhibit M, with the Schedule B-II column revised to match the final Schedule B-II of the Title Policy, and otherwise in a form reasonably acceptable to Purchaser;

(v)    all Purchased Assets that consist of tangible property (other than the Michigan Tooling) or physical embodiments or electronic files or records (it being understood that delivery under this clause (v) shall be satisfied if such Purchased Assets are on site at the Florida Owned Real Property in a reasonably apparent and accessible manner as of the Closing or such Purchased Assets that are stored electronically are made available to Purchaser electronically in a reasonably apparent and accessible manner as of the Closing);

(vi)    all keys, locks cards, codes or other items necessary to access any Purchased Assets at the Florida Owned Real Property or Leased Real Property, each of which shall be surrendered to Purchaser’s representatives at the Florida Owned Real Property;

(vii)    a copy of the resolutions of the managers or board of directors, as applicable, and, if required, shareholders or members, as applicable, of Sellers, in form and substance reasonably satisfactory to Purchaser, authorizing and approving this Agreement and the Ancillary Documents to be executed and delivered by any Seller and the consummation of the transactions contemplated hereby and thereby, certified by an authorized officer of each Seller, together with a good standing certificate for each Seller issued on a recent date by the State of Michigan and State Florida;

(viii)    a certificate of non-foreign status from each Seller in compliance with Section 1.1445-2(b)(2) of the Treasury Regulations; and

(ix)    such other appropriately executed deeds (in recordable form), bills of sale, assignments, certificates and other instruments so as to vest in Purchaser full and complete title to, control over and possession of the Purchased Assets, free and clear of all Liens (other than Permitted Liens), and to demonstrate satisfaction of the conditions set forth in Section 7.1 and compliance by Sellers with the covenants of Sellers set forth in this Agreement.

(d)    At the Closing, Purchaser shall deliver or cause to be delivered to Sellers each of the following:

(i)    the conditional binder with respect to the RWI Policy;

(ii)    the Escrow Agreement, duly executed by Purchaser or the applicable Affiliate thereof;

(iii)    the Bill of Sale and Assignment and Assumption Agreement, the Transition Services Agreement and the IP License Agreements, each duly executed by Purchaser or the applicable Affiliate thereof;

(iv)    a copy of the resolutions of the manager of Purchaser and Malibu, respectively, in form and substance reasonably satisfactory to Sellers, authorizing and approving this Agreement and the Ancillary Documents to be executed and delivered by Purchaser or Malibu, as applicable, and the consummation of the transactions contemplated hereby and thereby, certified by an authorized officer of Malibu and Purchaser, as applicable; and

(v)    such other appropriately executed agreements, certificates and other instruments to demonstrate satisfaction of the conditions set forth in Section 7.2 and compliance by Purchaser and Malibu with the covenants of Purchaser and Malibu set forth in this Agreement.

(e)    At least three Business Days prior to the Closing Date, Sellers shall provide to Purchaser from CIBC Bank USA f/k/a The Private Bank and Trust Company (collectively, with its successors and assigns, the “Creditor”) either (i) a customary payoff letter (“Payoff Letter”) in form and substance reasonably acceptable to Purchaser and setting forth the amount required to repay all Indebtedness owing as of the Closing by Sellers to the Creditor (including principal, interest, fees and other charges) (“Payoff Amount”) and providing that, upon receipt by the Creditor of the Payoff Amount, all such Indebtedness is fully paid and all Liens against the Purchased Assets in favor of the Creditor are released and containing an agreement by the Creditor to release its security interest and file (or authorize Sellers or Purchaser to file) UCC termination statements or such other documents necessary to release of record such Liens and evidence the release or discharge of such financing statements or other Liens on or against the Purchased Assets or (ii) a consent (“Consent”) to the transactions contemplated by this Agreement in form and substance reasonably acceptable to Purchaser, which Consent furthermore provides that upon Closing all Liens against the Purchased Assets in favor of the Creditor are released and contains an agreement by the Creditor to release its security interest on the Purchased Assets and file (or authorizes Sellers or Purchaser to file) UCC termination statements or such other documents necessary to release of record such Liens on the Purchased Assets and evidence the release or discharge of such financing statements or other Liens on or against the Purchased Assets. If Sellers deliver the Payoff Letter as provided above in lieu of the Consent, then at Closing the Purchaser shall pay (out of the amount that otherwise would be paid to S2 pursuant to Section 3.2(a)(iii)) the Payoff Amount in accordance with the instructions in the Payoff Letter, and the amount that otherwise would be paid to S2 pursuant to Section 3.2(a)(iii) shall be correspondingly reduced by the Payoff Amount.

Section 3.3    Estimated True-Up Liability.

(a)    At least three Business Days prior to the Closing Date, S2 will prepare and deliver to Purchaser a good faith estimate of the True-Up Liability determined in accordance with GAAP consistently applied by S2 in accordance with past practice of the Business, together with a calculation of the aggregate thereof (such aggregate amount, the “Estimated True-Up Liability”). Purchaser shall have the right to receive and review such supporting documentation or data as Purchaser may reasonably request relating thereto and to discuss them with S2; provided that the acceptance by Purchaser of the Estimated True-Up Liability at the Closing, or the consummation of the Closing, shall not limit or otherwise affect Purchaser’s rights under this Agreement, including pursuant to Section 9.2, or constitute an acknowledgment or agreement by Purchaser of the accuracy thereof. For the sake of clarity, Purchaser’s acceptance of S2’s calculation of the Estimated True-Up Liability is not a condition to Closing.

(b)    Within one-hundred twenty (120) days following the Closing Date, Purchaser shall, at Purchaser’s cost and expense, prepare and deliver to S2 a written calculation of Purchaser’s good faith calculation of the actual amount of the True-Up Liability (the “Calculation”), determined in accordance with GAAP consistently applied by S2 in accordance with past practice of the Business, together with a calculation of the aggregate thereof (the “Actual True-Up Liability”).

(c)    S2 shall have the right to receive and review such supporting documentation or data as S2 may reasonably request relating to the Calculation and to discuss them with Purchaser. S2 shall, within thirty (30) days after delivery by Purchaser of the Calculation, complete its review of the Calculation. If S2 has any objections of or dispute with the Calculation, then S2 shall deliver a written notice to Purchaser on or before the last day of such thirty (30) day period (“Notice of Objection”) setting forth a description of the basis of S2’s objection and proposed adjustments to the Calculation. If S2 delivers a Notice of Objection to Purchaser, Purchaser shall then have thirty (30) days to review and respond to the Notice of Objection. Purchaser shall have the right to receive and review such supporting documentation or data as Purchaser may reasonably request relating to the Notice of Objection and to discuss them with S2. Purchaser and S2 shall seek in good faith to mutually resolve any differences which they may have with respect to any matter specified in the Notice of Objection. If S2 does not deliver a Notice of Objection, S2 shall conclusively be deemed to have accepted the Calculation and it shall be final, binding and conclusive on the parties.

(d)    If S2 and Purchaser are unable to mutually resolve all of their disagreements with respect to the Notice of Objection by the date thirty (30) days following Purchaser’s receipt of the Notice of Objection, then then either S2 or Purchaser may refer their remaining differences to a third-party public accounting firm that does not have any current relationship any Seller, any Principal, or Malibu or any of their respective controlled Affiliates (the “Accountant”). If either party refers any disagreement regarding the Calculation to the Accountant, each of S2 and Purchaser shall prepare and submit to the Accountant such remaining differences. The Accountant shall have the right to receive and review such supporting documentation or data as the Accountant may reasonably request from S2 and Purchaser relating to such differences. It is the intent of the parties that no formal arbitration rules shall be followed in connection with the Accountant’s activities, that the scope of the Accountant’s engagement shall be limited to resolving such differences in accordance with, and by application of, the terms (including the applicable definitions) of this Agreement and that the Accountant shall have no authority over any other disagreement (including questions of law, interpretation of contract and fraud). Under no circumstances shall the Accountant award an amount in respect of any such difference greater or lower than the amount claimed by either S2 or Purchaser. The resolution of such differences by the Accountant shall be final and binding, and the determination of the Accountant shall constitute an arbitral award that is final, binding and non-appealable, absent fraud, and upon which a judgment may be entered by a court having jurisdiction thereover. All fees and expenses of the Accountant in resolving the dispute shall be allocated between Purchaser, on the one hand, and S2, on the other hand, such that the amount allocated to S2 bears the same proportion that the aggregate dollar amount unsuccessfully disputed by S2 bears to the total dollar amount of the disputed items that were submitted for resolution to the Accountant, and Purchaser shall pay the balance. The Accountant shall also determine whether any notices required to be given pursuant to this Section 3.3 have been timely given.

(e)    Upon the final determination of the Actual True-Up Liability (by the failure of S2 to properly and timely deliver a Notice of Objection, by written agreement of Purchaser and S2 and/or by determination of the Accountant), (i) if the Actual True-Up Liability is greater than the Estimated True-Up Liability, S2 shall promptly pay to Purchaser, the amount by which the Actual True-Up Liability exceeds the Estimated True-Up Liability and (ii) if the Estimated True-Up Liability is greater than the Actual True-Up Liability, Purchaser shall promptly pay to S2, the amount of by which the Estimated True-Up Liability exceeds the Actual True-Up Liability.

Section 3.4    Representation and Warranty Insurance. Purchaser shall obtain on the Agreement Date, with coverage incepting on the Agreement Date but effective at the Closing, an insurance policy in the form attached to Exhibit K (“RWI Policy”) with respect to the representations and warranties of Sellers in this Agreement and the other matters covered by such policy and containing a waiver of subrogation by the insurer in favor of Sellers and their directors, officers and Affiliates (except in the case of actual fraud). The RWI Policy shall provide that Sellers and their directors, officers and Affiliates are third party beneficiaries of the waiver of subrogation. Notwithstanding any provision to the contrary in this Agreement, Purchaser agrees not to amend the RWI Policy with respect to such waiver of subrogation without the prior written consent of Sellers. The cost of the premium together with all taxes and application, underwriting or similar or other fees or expenses incurred in connection with obtaining and binding the RWI Policy (collectively, “RWI Costs”), shall be paid by Purchaser.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Malibu and Purchaser, subject to the exceptions and disclosures set forth in the Disclosure Schedules (which exceptions and disclosures are arranged for convenience in Sections corresponding to the Section numbers contained in this Article 4 but it is understood and agreed that each such exception and disclosure shall be deemed to qualify each other Section of this Article 4 to which the applicability of such disclosure or exception is reasonably apparent on its face from the text of such exception or disclosure), that:

Section 4.1    Organization.

(a)    Each Seller is duly organized, validly existing and in good standing under the laws of the State of Michigan. Each Seller has the requisite corporate power and authority to own, lease and operate the Purchased Assets and to carry on its business (including the Business) as currently conducted.

(b)    Each Seller is duly qualified or licensed to transact business and is in good standing in the State of Florida and each other jurisdiction set forth opposite its name on Schedule 4.1(b)(i) of the Disclosure Schedules. Neither Seller is required to qualify, or is qualified, to do business in any other jurisdiction with respect to the Business, and neither Seller owns, leases or operates any Purchased Assets or the Business in any jurisdiction other than the foreign jurisdictions set forth on Schedule 4.1(b)(i) of the Disclosure Schedules. Each Seller has made available to Purchaser prior to the Agreement Date a true, correct and complete copy of each Governing Document of such Seller, in each case, as in effect as of the Agreement Date. No Seller is in material default of any of its Governing Documents. The books and records of Sellers with respect to the Business are true, correct and complete in all material respects. Except as set forth on Schedule 4.1(b)(ii) of the Disclosure Schedules, no Seller has any Subsidiary or any equity or other interest in any Person. Regardless, none of the Persons set forth on Schedule 4.1(b)(ii) of the Disclosure Schedules is involved in the Business in any way.

Section 4.2    Title to Purchased Assets; Sufficiency of Assets.

(a)    Except as set forth on Schedule 4.2(a) of the Disclosure Schedules, Sellers have good and valid title to, or, as applicable, a valid leasehold interest in, and the valid and enforceable power and right to use, the Purchased Assets, in each case, free and clear of all Liens (other than Permitted Liens). At the Closing (or, with respect to any Delayed Asset or Delayed Liability, when the applicable consent, approval or waiver has been obtained as provided in Section 6.11), Purchaser will obtain from Sellers good and valid title to, or, as applicable, a valid leasehold interest in, and the valid and enforceable power and right to use, the Purchased Assets, in each case, free and clear of all Liens (other than Permitted Liens).

(b)    Except as set forth on Schedule 4.2(b) of the Disclosure Schedules and except for general administrative, legal, finance, accounting, tax, information technology and human resources services provided by S2 to the Business, the Purchased Assets (together with the services, licenses and rights to be provided to Purchaser under the Transition Services Agreement, the IP License Agreements and the Contract Build Agreement) (a) constitute in all material respects all of the assets, properties and rights that are used or held for use by Sellers or any of their Affiliates in or for the operation of the Business and (b) constitute all of the assets, properties and rights that are necessary or required to continue to conduct, and are sufficient to enable Purchaser to continue to conduct, the Business following the Closing in the same manner in all material respects as currently conducted.

Section 4.3    Authority. Each Seller has the requisite power and authority to execute and deliver this Agreement and each other Ancillary Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Seller, and no other actions on the part of any Seller are or will be necessary. This Agreement and the Ancillary Documents to which it is a party have been duly executed and delivered by each Seller and constitute a valid, legal and binding agreement of each Seller, enforceable against each Seller in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally.

Section 4.4    Financial Matters.

(a)    Schedule 4.4(a) of the Disclosure Schedules sets forth true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the reviewed consolidated balance sheets, statements of income, statements of stockholders’ equity and statements of cash flows and supplementary information for S2 and certain Affiliates specified therein as of and for the years ending July 29, 2017, July 30, 2016 and August 1, 2015, together with the unqualified reports thereon of BDO; and (ii) the unaudited consolidated balance sheet, statement of income and statement of cash flows of S2 and certain Affiliates specified therein as of and for the 11-month period ending June 30, 2018.

(b)    Except as set forth on Schedule 4.4(b) of the Disclosure Schedules, the Financial Statements have been prepared from and are in accordance with the books and records of Sellers and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and consistent with each other, except, in the case of the unaudited Financial Statements, for the absence of notes and for normal year-end adjustments. The Financial Statements fairly present in all material respects the financial condition and results of operations of S2 and such Affiliates, or the Business, as applicable, as of and for the periods covered thereby.

(c)    All Inventory of the Business has been valued at lower of cost or market. The Inventory of the Business consists of items of quality and quantity commercially usable and, with respect to finished goods, saleable, in the ordinary course of business and that are not obsolete, damaged or defective, in each case, subject to reserves for Inventory of the Business calculated in a manner consistent with the Financial Statements. The present quantities of Inventory of the Business are reasonable in the present circumstances for the conduct of the Business. All Inventory of the Business is located at, or is in transit to or from in the ordinary course of business, facilities located on the Florida Owned Real Property, the Leased Real Property or the Michigan Real Property. Except as set forth on Schedule 4.4(c) of the Disclosure Schedules, no Inventory of the Business has been relocated from the Florida Owned Real Property or the Leased Real Property to the Michigan Real Property since July 29, 2017.

(d)    Except for matters reflected, accrued or reserved against in the most recent balance sheet included in the Financial Statements, Sellers have no Liabilities relating to the Business that would be required under GAAP, as in effect on the Agreement Date, to be reflected on a consolidated balance sheet of Sellers, except (i) Liabilities that were incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, (ii) Liabilities arising in connection with the transactions contemplated by this Agreement and that will be borne by Sellers or (iii) Liabilities described on Schedule 4.4(d) of the Disclosure Schedules.

(e)    Schedule 4.4(e) of the Disclosure Schedules sets forth a true, correct and complete list of all dealer incentive programs of S2 relating to the Business, as well as a reasonable estimate of all accrued Liabilities thereunder as of July 28, 2018.

Section 4.5    Consents and Approvals; No Violations. Except as set forth on Schedule 4.5 of the Disclosure Schedules, no notices to, filings with, or authorizations, Permits, Orders, consents or approvals of any Person are necessary for the execution, delivery or performance by any Seller of this Agreement or the Ancillary Documents to which such Seller is a party or the consummation by any Seller of the transactions contemplated hereby or thereby. Neither the execution, delivery or performance by any Seller of this Agreement or the Ancillary Documents to which such Seller is a party nor the consummation by any Seller of the transactions contemplated hereby or thereby will: (a) conflict with or result in any breach of any provision of the Governing Documents of any Seller; (b) except as set forth on Schedule 4.5 of the Disclosure Schedules, result in a violation or breach in any material respect of, result in any loss or impairment of any material rights under, result in any additional material obligation under, constitute a material default under, or give rise to any right of termination, cancellation or acceleration under, any Material Contract, Assigned Contract or Assigned Permit, with or without due notice or lapse of time or both; (c) violate in any material respect any Order, Law or Permit applicable to any Seller or the Business; or (d) result in the creation of any Lien upon any of the Purchased Assets (other than Permitted Liens).

Section 4.6    Material Contracts.

(a)    Schedule 4.6(a) of the Disclosure Schedules sets forth each of the following Contracts to which any Seller is a party or by which any Seller is bound, in each case, relating to the Business, the Purchased Assets or the Assumed Liabilities (each, a “Material Contract”):

(i)    (A) Contracts for the employment of any Business Employee or other Person who provides services to the Business, on a full-time, part-time, or other basis, in each case, other than on an at-will basis with no severance or notice requirements, (B) Contracts providing severance or other termination benefits for any such Person described in clause (A), or (C) Contracts with a consultant or independent contractor who performs material services for the Business;

(ii)    (A) Contracts (or a series of related Contracts) requiring payment, or reasonably likely to result in payment, by any party thereto of more than $150,000 annually, (B) Contracts with a term of more than three years, or (C) Contracts (or a series of related Contracts) involving the purchase, acquisition, sale or disposition of material assets of the Business (other than the sale of Inventory in the ordinary course of business) or of a line of business or product line of the Business;

(iii)    Contracts relating to: (A) Indebtedness (including the borrowing of money); or (B) the mortgaging, pledging or otherwise placing of a Lien on any Purchased Asset, other than Permitted Liens;

(iv)    Contracts providing for the lease of any real property in Florida, the lease of any personal property located at the Florida Owned Real Property or the Leased Real Property, or the lease of any other real or personal property primarily used or primarily held for use in the Business;

(v)    Contracts involving or relating to Intellectual Property material to the Business (including, for clarity, Contracts that include an assignment, license, indemnification or agreement with respect to any such Intellectual Property), excluding: (A) non-disclosure agreements entered into the ordinary course of business that provide only limited rights to use and evaluate the confidential information disclosed thereunder; (B) Contracts for a non-exclusive license to commercially available off-the-shelf software or firmware (including software provided as a service) licensed under standard terms and not exceeding $50,000 in cost in any given calendar year; (C) non-exclusive licenses to vendors and service providers terminable at will by Sellers; (D) contracts with employees covering Business Owned IP created within the scope of their employment; and (E) Contracts that only would be required to be disclosed pursuant to this clause (v) because they involve a pledge of Intellectual Property;

(vi)    Contracts restricting the ownership or operation of the Business anywhere in the world in any respect, including any Contract that purports to restrict the right or freedom of any Seller to: (A) engage in any business activity; (B) engage in any line of business or compete with any Person; (C) conduct any activity in any geographic area; or (D) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;

(vii)    Contracts with any dealer, distributor, sales representative or supplier required to be listed on Schedule 4.20 of the Disclosure Schedules;

(viii)    Contracts that involve a repurchase obligation with respect to Business Products;

(ix)    Contracts that relate to the development or joint development of any Business Products, other than employment agreements with employees of any Seller;

(x)    the Related Persons Agreements;

(xi)    Contracts involving the waiver, compromise or settlement of any material right or Claim within the past three years or for which any material obligations remain unperformed as of the date hereof; or

(xii)    Contracts (A) that provide for any exclusivity arrangements, that provide for unexpired rights of first or last offer, first negotiation or first refusal or that include a provision of the type commonly referred to as a “most-favored nations”, “of the essence”, or “key man” provision; (B) that provide for a collective bargaining agreement or similar Contract with any labor union, works council or other labor organization; (C) that are with a Governmental Entity; (D) that provide for material indemnification obligations by Sellers (other than in the ordinary course of business with respect to the sale of products or services of Sellers); (E) that involve the establishment of, contribution to, or operation of a joint venture, partnership or other similar arrangement or otherwise relate to any investment made in any other Person or other acquisition; (F) involving a merger, consolidation or business combination; or (G) appointing any agent to act on behalf of Sellers or granting any power of attorney by Sellers.

(b)    Except as set forth on Schedule 4.6(b)(i) of the Disclosure Schedules, a true, correct and complete copy of each written Material Contract has been made available to Purchaser, and none are oral contracts. Each Material Contract is in full force and effect, is valid and binding on the Seller that is party thereto and is enforceable in accordance with its terms against such Seller and, to the Knowledge of Sellers, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 4.6(b)(ii) of the Disclosure Schedules, Sellers and, to the Knowledge of Sellers, each other party thereto, have performed all obligations required to be performed by it under each Material Contract, except where any such non-performance has not been or would not be, individually or in the aggregate, material to the Business. Except as set forth on Schedule 4.6(b)(iii) of the Disclosure Schedules, (i) within past one year period, no Seller has given or received any written notice of the intention of any party to terminate or materially modify any Material Contract and (ii) within the past three years, no Seller has given or received any written notice of any claim or dispute with respect to a Material Contract.

Section 4.7    Absence of Changes. Except as set forth on Schedule 4.7 of the Disclosure Schedules, since January 1, 2018: (a) no Material Adverse Effect has occurred or existed with respect to the Business; (b) there has not been any material damage, destruction or loss affecting the Business or the Purchased Assets, whether or not covered by insurance; (c) Sellers have operated the Business in the ordinary course of business in substantially the same manner (including, for clarity, by maintaining levels of Inventory in amounts at each Real Property and the Michigan Real Property consistent with past practice in all material respects); (d) neither Seller has terminated or cancelled any Material Contract or Employee Benefit Plan (or any Contract or Employee Benefit Plan that, if not for such amendment, termination or cancellation, would be a Material Contract or Employee Benefit Plan), or forgiven, cancelled, compromised or waived any material right of or relating to the Business, or initiated, terminated or settled any material Claim of or relating to the Business; (e) neither Seller has sold, transferred, leased, licensed, subjected to any Lien, abandoned, allowed to expire or lapse or disposed of any assets that are material (individually or in the aggregate) and that are Purchased Assets or would be Purchased Assets if owned by Sellers on the Agreement Date (other than sale of Inventory in the ordinary course of business); (f) neither Seller has materially increased the compensation, salaries, commissions or wages payable or to become payable, or benefits provided or to be provided, to any Business Employee or any independent contractor with respect to the Business; (g) neither Seller has made any change in any material method of accounting or accounting practice with respect to the Business, except as required by GAAP; (h) neither Seller has materially accelerated the receipt of receivables or the making of sales, or materially delayed the making of capital expenditures or the payment of payables, or engaged in any promotional, sales, discount or similar activity materially outside of the ordinary course of business, in any case, relating to the Business; and (i) neither Seller has authorized or agreed to do any of the foregoing.

Section 4.8    Claims; Orders. Except as set forth on Schedule 4.8 of the Disclosure Schedules, there is no pending or, to the Knowledge of Sellers, threatened, and during the three year period prior to the Agreement Date there has not been any, material Claim against any Seller relating to or affecting the Business or the Purchased Assets or the Assumed Liabilities. There is no Claim pending by any Seller or that any Seller intends to initiate relating to or affecting the Business or the Purchased Assets or the Assumed Liabilities. Neither Seller is subject to any outstanding Order relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.

Section 4.9    Permits; Compliance with Law.

(a)    Schedule 4.9(a) of the Disclosure Schedules sets forth a true, correct and complete list of all material Permits held by any Seller relating to, affecting, used or held for use in the conduct of the Business. Such Permits constitute all of the material Permits necessary for the operation of the Business as currently conducted. All such Permits are in full force and effect, each Seller is in compliance in all material respects with all such Permits, each Seller has made timely application for renewal of all such Permits, and, to the Knowledge of Sellers, no suspension, cancellation, termination, revocation, breach or non-renewal of any such Permit is threatened or imminent.

(b)    Sellers are, and at all times during the past three years have been, in compliance in all material respects with all Laws and Orders applicable to the Business. Neither Seller has, in the past three years, received any written communication from any Person alleging any actual or potential violation of any Law, Order or Permit or suspending, cancelling, terminating, refusing to renew, or revoking any material Permit related to the Business. Without limiting the foregoing, (i) neither Seller nor, in their capacity as such, any of their respective directors, managers, officers, employees, agents, consultants, representatives, distributors, or other third-party intermediaries, has directly or indirectly, (A) offered, authorized, or given anything of value (including payments, contributions, gifts or otherwise) to any employee, agent or official of a Governmental Entity, any political party or official, agent or employee thereof, or any candidate for political office with the intent of obtaining any improper advantage, affecting or influencing any act or decision of any such Person, assisting any Seller in obtaining or retaining business for, or with, or directing business to, any Person, or constituting a bribe, kickback or illegal or improper payment, in each case, relating to or affecting or in the conduct of the Business, or (B) taken any other action relating to or affecting or in the conduct of the Business, in any case, in violation of any applicable anti-corruption, anti-bribery, recordkeeping or internal controls Laws and (ii) Sellers have complied, in all material respects, with all applicable export control laws and regulations (including the Arms Export Control Act, the International Traffic in Arms Regulations, the U.S. Export Administration Act, and the Export Administration Regulations), all U.S. economic sanctions, and all other applicable Laws related to customs, duties, tariffs, and international trade in the conduct of the Business. Sellers have made available to Purchaser a true, correct and complete copy of all written policies of Sellers with respect to the Business related to legal compliance, business practices and codes of conduct, and there has been no violation or internal investigation with respect thereto in the past three years.

Section 4.10    Employee Benefit Plans.

(a)    Schedule 4.10(a) of the Disclosure Schedules sets forth a true, correct and complete list of each Employee Benefit Plan.

(b)    Sellers have made available the following documents to Purchaser with respect to each Employee Benefit Plan: (1) correct and complete copies of all documents embodying such Employee Benefit Plan, including all amendments thereto, and all related trust documents; (2) a written description of any Employee Benefit Plan that is not set forth in a written document; (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any; (4) the three most recent annual actuarial valuations, if any; (5) all IRS or DOL determination, opinion, notification and advisory letters; (6) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any; (7) all material correspondence to or from any Governmental Entity received in the last three years; (8) all discrimination tests for the most recent three plan years, if any; and (9) all material written agreements and contracts currently in effect, including administrative service agreements, group annuity contracts and group insurance contracts.

(c)    Each Employee Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Orders and Laws (foreign and domestic), including ERISA and the Code, which are applicable to such Employee Benefit Plans. All contributions, reserves or premium payments required to be made or accrued to the Employee Benefit Plans have been timely made or accrued. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and has obtained a currently effective favorable determination notification, advisory or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Employee Benefit Plan has been adopted since the date of such letter covering such Employee Benefit Plan that would adversely affect such favorable determination.

(d)    No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by any Seller or any of their respective current or former ERISA Affiliates is or ever in the past was (1) a Multiemployer Plan, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(e)    Neither Seller is subject to any Liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. Sellers have complied with all applicable health care continuation requirements under COBRA. No “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Benefit Plan.

(f)    No Employee Benefit Plan provides or reflects or represents any Liability to provide, benefits (including death or medical benefits), whether or not insured, with respect to any current or former Business Employee, or any spouse or dependent of any such employee, beyond such employee’s retirement or other termination of employment with any Seller, other than coverage mandated by COBRA.

(g)    There is no contract, plan or arrangement covering any current or former Business Employee or current or former consultant of the Business that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by reason of Section 280G of the Code. Except as provided on Schedule 4.10(a) of the Disclosure Schedules, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any Business Employee to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan, (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Benefit Plan as it relates to any Business Employee or (3) trigger any obligation to fund any Employee Benefit Plan as it relates to any Business Employee. Neither Seller has any Liability to pay or reimburse Taxes, or related penalties or interest that may be incurred pursuant to Section 4999 or 409A of the Code.

(h)    No action, suit or claim (excluding claims for benefits incurred in the ordinary course of business) has been brought or is pending or threatened against or with respect to any Employee Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Employee Benefit Plan). There are no audits, inquiries or Claims pending or, to Sellers’ Knowledge, threatened by the IRS, DOL, or other Governmental Entity with respect to any Employee Benefit Plan.

(i)    No Employee Benefit Plan is maintained outside the jurisdiction of the U.S. or covers any Business Employee residing or working outside the U.S.

Section 4.11    Environmental Matters. Sellers have all material Permits under Environmental Laws necessary or required to carry on the Business as currently conducted, all such Permits are in full force and effect, each Seller has made timely application for renewal of all such Permits and Sellers are in compliance in all material respects with all such Permits. Sellers are and, at all times during the past three years have been, in compliance in all material respects with all Environmental Laws and all Orders related to Environmental Laws, in each case, applicable to the Business. Neither Seller has, in the past three years, received any written communication from any Person alleging that the conduct of the Business is not in compliance in any material respect with any Environmental Law or any Order or Permit related to any Environmental Law, or revoking any such Permit under Environmental Law relating to, used or held for use in the conduct of the Business, or stating a claim relating to the Business alleging any material violation of, or any material Liability (including any investigatory, corrective, or remedial obligation) by, Seller or any of their respective agents, employees or contractors under any Environmental Laws. Neither Seller nor any of their respective agents, employees or contractors, has Released any Hazardous Materials at, on, under, or from any property currently or formerly owned, leased or operated by any Seller relating to the Business and, to the Knowledge of Sellers, there are no Hazardous Materials at, on, under, or emanating from any such property, in each case, which would reasonably be expected to give rise to a material Liability under Environmental Laws. No waste has been disposed of by any Seller as a result of or relating to the Business that would reasonably be expected to give rise to material Liability under any Environmental Law. With respect to the Business, neither Seller has agreed or become obligated, by Contract or operation of law or otherwise, to: (a) release, indemnify or hold harmless any other Person for any material violation of any Environmental Law or any material Liability thereunder; or (b) assume any material Liability for any Release of any Hazardous Material, conduct any response, removal or remedial action with regard to any Release of any Hazardous Material, or implement any institutional controls (including any deed restrictions) regarding any existing Hazardous Material. No underground storage tanks, toxic mold, gas-emitting drywall, friable asbestos, lead-based paint, or polychlorinated biphenyls exist at the Real Property. Each Seller has made available to Purchaser prior to the Agreement Date true, correct and complete copies of all material environmental assessments, audits, tests, studies, investigations or other analyses in its possession or control relating to the Real Property or the Business being conducted thereat.

Section 4.12    Intellectual Property.

(a)    Schedule 4.12(a) of the Disclosure Schedules sets forth a true, correct and complete list of (i) all registrations of and applications to register any Business Owned IP (“Business Registered IP”), including the name of the current owner, registrant or applicant, the jurisdictions by or in which any such registrations or applications have been issued or filed, the respective registration or application numbers and dates of issuance, registrations or filing, (ii) all unregistered material Trademarks included in the Business Owned IP and (iii) all unregistered material Copyrights in the Business Owned IP. Sellers exclusively own all of the Business Registered IP, and all of their respective rights in the Business Registered IP are valid, subsisting and fully enforceable. Sellers have complied with all applicable Laws and the requirements of all applicable Governmental Entities for the purposes of filing, registering, prosecuting and maintaining in full force and effect all Business Registered IP, including paying all necessary fees and filing all appropriate affidavits, disclosures and renewals with the appropriate Governmental Entities. Schedule 4.12(a) of the Disclosure Schedules sets forth the various filings, actions and payments that must be made within 180 calendar days following the Closing in order to continue to validly maintain, and not abandon, rights in and to the Business Registered IP.

(b)    Sellers either exclusively own, free and clear of any Liens other than Permitted Liens, or have a valid written license to use in the manner that such Business Intellectual Property is currently used in the Business, all Business Intellectual Property. The Business Owned IP, together with the Intellectual Property licensed or made available under the Assigned Contracts, the Transition Services Agreement, the Contract Build Agreement and the IP License Agreements, constitute all of the Intellectual Property necessary to, and is sufficient for, the conduct of the Business in the same manner in all material respects as it is currently conducted.

(c)    The operation of the Business has not and does not (x) misappropriate infringe upon, dilute, or otherwise violate the Intellectual Property or rights of publicity or privacy of, or libel or defame, any other Person, or (y) constitute unfair competition or trade practices. Neither Seller is, or has been, a party to any Claims, and, to the Knowledge of Sellers, no Claims are threatened, that challenge the validity, enforceability, ownership, or right to use, sell or license any of the Business Owned IP. To the Knowledge of Sellers, no other Person has infringed, diluted, violated, or misappropriated or is infringing upon or misappropriating, diluting, or violating any of the Business Owned IP. Neither Seller has sent any written notice to any third party alleging infringement, misappropriation, dilution, violation, or unauthorized use of any Business Owned IP. None of the Business Owned IP and no Seller is subject to any Claim or Order, settlement agreement or stipulation which may (i) restrict in any manner the use, transfer or license by any Seller of any Business Owned IP or (ii) affect the validity, use or enforceability of any Business Owned IP. Neither Seller has: (i) transferred or assigned ownership of any Business Intellectual Property that was, at the time of transfer or assignment, material to any Seller; (ii) granted any exclusive license of or exclusive right to any Business Owned IP; or (iii) authorized or agreed to joint ownership of any Business Owned IP.

(d)    Sellers have taken commercially reasonable steps to safeguard and maintain all Business Owned IP and the secrecy and confidentiality of the material trade secrets that are part of the Business Owned IP. To the Knowledge of Sellers, there has been no material unauthorized disclosure by any Person of any trade secrets or other confidential information used in connection with the conduct of the Business. Sellers have validly maintained, and have not taken any steps that could constitute abandonment of or that could invalidate, their rights in and to any material Business Owned IP.

(e)    To the Knowledge of Sellers, no such founder, manager, officer, employee or consultant is in violation of any term of any employment Contract or any other Contract or agreement relating to the relationship of any such founder, manager, officer, employee or consultant with any Seller.

No current or former founder, employee, consultant, officer or director of any Seller (i) owns any Business Owned IP or (ii) has made any claims with respect to, or has any right, license, claim or interest whatsoever in, any Business Owned IP.

(f)    No funding of any Governmental Entity was used in the development of any Business Owned IP. Neither Seller is a member of any standard setting bodies or similar organizations.

(g)    Sellers have taken commercially reasonable steps to protect and ensure proper operation, monitoring and use of the Business IT Systems in accordance with industry standards. Neither Seller has experienced within the past three years any material disruption to, or material interruption in, the conduct of the Business attributable to a defect, bug, breakdown or other failure or deficiency on the part of the Business IT Systems. To the Knowledge of Sellers, there have been no unauthorized intrusions or breaches of the security of the Business IT Systems, and the data and information which they store or process has not been corrupted in any discernible manner or accessed without the authorization of Sellers. Sellers have taken commercially reasonable steps to provide back-up and recovery of the data and information critical to the conduct of the Business in accordance with industry standards. The services provided under the Assigned Contracts and the Transition Services Agreement with respect to the Business IT Systems are sufficient for the continued operation of the Business as currently conducted.

Section 4.13    Labor Matters.

(a)    Except as set forth on Schedule 4.13(a) of the Disclosure Schedules, during the past three years: (i) neither Seller has been a party to, or bound by, any Contract with respect to the Business Employees (other than with respect to employment contracts entered into in the ordinary course of business which are terminable at will by Sellers without any Liability, penalty or premium of any nature or kind whatsoever); (ii) no labor union, labor organization, or works council has represented any Business Employees; (iii) to the Knowledge of Sellers, no union organization campaign or other activities to organize any Business Employees or compel any Seller to bargain with any labor organization has been in progress, or threatened; (iv) there have been no strikes, walkouts, work stoppages, slowdowns, leafleting, picketing, boycotts, or lockouts, with respect to any Business Employees or, to the Knowledge of Sellers, threats thereof; (v) there have been no material grievances or labor arbitrations against any Seller, or, to the Knowledge of Sellers, threats thereof, and neither Seller has materially breached or failed to comply with the provisions of any collective bargaining agreement; and (vi) there have been no material unfair labor practice charges, Claims or complaints against any Seller relating to the Business before the National Labor Relations Board or other similar Governmental Entity, or, to the Knowledge of Sellers, threats thereof, and neither Seller has been found by the National Labor Relations Board or any court to have engaged in any material unfair labor practice with respect to the Business in material violation of the National Labor Relations Act or any similar applicable Laws.

(b)    Except as set forth on Schedule 4.13(b) of the Disclosure Schedules, during the past three years, neither Seller has been subject to any material Claim with respect to any employment-related issues (other than workers compensation claims and health insurance claims in the ordinary course of business), or subject to any material fines, penalties, or assessments associated with any such Claim, in each case, relating to the Business.

(c)    Except as would not result in any Liability to Purchaser, no Seller has any Liability relating to the Business, whether absolute or contingent, including any obligations under any Employee Benefit Plans, with respect to any misclassification of any person under any wage and hour laws, including any misclassification as an independent contractor or consultant rather than as an employee.

(d)    Except as set forth on Schedule 4.13(d) of the Disclosure Schedules, during the last three years, neither Seller has experienced or effected any “plant closing” or “mass layoff,” as defined by the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq., as amended (the “WARN Act”), or any similar state or local laws. Neither Seller has incurred any Liability that remains unsatisfied under the WARN Act or any similar applicable Law.

(e)    Schedule 4.13(e)(i) of the Disclosure Schedules sets forth a true, correct and complete list of all current Business Employees, as of the Agreement Date, and for each such employee, his or her: (i) job title or position; (ii) classification as full-time, part-time or seasonal; (iii) classification as exempt or non-exempt under applicable state, federal or foreign overtime regulations; (iv) hourly rate of compensation or base salary (as applicable); (v) bonus or commission opportunity; (vi) vacation accrual rate; (vii) visa type (if any); (viii) commencement date of employment with any Seller; and (ix) status (whether active or on leave of absence). Schedule 4.13(e)(ii) of the Disclosure Schedules sets forth a true, correct and complete list of all current independent contractors of Sellers, as of the Agreement Date, and for each such independent contractor, his or her: (i) terms of compensation; and (ii) commencement date with Sellers.

Section 4.14    Insurance. Schedule 4.14(a) of the Disclosure Schedules contains a true, correct and complete list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by Sellers, in each case, providing coverage in respect of the Business or the Purchased Assets (collectively, the “Insurance Policies”), including all occurrence-based Insurance Policies (including, for clarity, historical policies still in force) (collectively, the “Occurrence-Based Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination or intent to cancel has been received by any Seller with respect to any of the Insurance Policies during the past three years. Neither Seller is in material default under any of the Insurance Policies. Except as set forth on Schedule 4.14(b) of the Disclosure Schedules, neither Seller has made any material claim under any of the Insurance Policies during the past three years (other than workers compensation claims and health insurance claims), and no such claim by any Seller under any of the Insurance Policies has been denied by any insurer.

Section 4.15    Tax Matters. Sellers have timely filed (or have caused to be timely filed) with the appropriate Governmental Entity, in accordance with all applicable Laws, all tax returns, information returns, statements, forms, filings and reports (including any schedule or attachment thereto and any amendment thereof) (each a “Tax Return”) required to be filed by or with respect to the Business, the Purchased Assets or the Assumed Liabilities, and all such Tax Returns were and remain true, correct and complete in all material respects. All Taxes required to have been paid or withheld by or with respect to the Business, the Purchased Assets or the Assumed Liabilities (whether or not shown as due and payable on any Tax Return) have been timely paid or withheld in accordance with applicable Laws. All deficiencies asserted, or assessments made, against any Seller with respect to the Business, the Purchased Assets or the Assumed Liabilities as a result of any examinations by any Governmental Entity have been fully paid. During the three years, Sellers have not been informed by any jurisdiction in which any Seller did not file a Tax Return that the jurisdiction believes that such Seller may or was required to file any Tax Return with respect to the Business, the Purchased Assets or the Assumed Liabilities that was not filed or is or may be subject to Tax in such jurisdiction. No Claim relating to Taxes is currently pending or, to the Knowledge of Sellers, threatened with respect to the Business, the Purchased Assets or the Assumed Liabilities. Sellers (a) have withheld all required amounts from their respective employees, agents, members, contractors and other third parties and remitted such amounts to the proper authorities in accordance with applicable Laws; (b) have paid when due all employer contributions and premiums in accordance with applicable Laws; and (c) are and have been in material compliance with all reporting obligations and applicable Laws with respect to employee income Tax withholding, social security, unemployment Taxes and premiums. With respect to the Business, the Purchased Assets and the Assumed Liabilities, Sellers have made available to Purchaser true, correct and complete copies of all income, franchise, payroll, property, sales and use and other Tax Returns of Sellers filed for taxable periods beginning on or after January 1, 2014 and all examination reports, and statements of deficiencies with respect to Taxes assessed against, or agreed to by, Sellers within the past five years. The Purchased Assets are not subject to any Liens for unpaid Taxes, other than Taxes not yet due and payable. Gen123 is, and always has been, treated as a partnership for U.S. federal and state income tax purposes.

Section 4.16    Brokers. Except for the Contract between Sellers and Angle Advisors, LLC and fees payable by Sellers to Angle Advisors, LLC, which will be paid in full at Closing by Sellers, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller or any of their Affiliates, nor is there a Contract with respect thereto between any such Persons.

Section 4.17    Real and Personal Property.

(a)    Schedule 4.17(a) of the Disclosure Schedules sets forth a true, correct and complete list of all real estate leases and subleases (collectively, the “Real Property Leases”) and each leased and subleased parcel of real property in which any Seller has a leasehold or subleasehold interest, in each case, relating to, used or held for use in the conduct of the Business, in each case other than the Michigan Real Property (collectively, the “Leased Real Property”). Each of the Real Property Leases is in full force and effect, and such Seller holds a valid and existing leasehold or subleasehold interest under each of the Real Property Leases. Each Real Property Lease is legal, valid, binding, enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity) and in full force and effect, and neither Seller nor, to the Knowledge of Sellers, any other party to any Real Property Lease, is in breach or default thereof. To the Knowledge of Sellers, no event has occurred that, with notice or lapse of time or both, would constitute a material breach or default under any Real Property Lease or would lead to the termination, modification or acceleration of any Real Property Lease.

(b)    Schedule 4.17(b)(i) of the Disclosure Schedules sets forth a true, correct and complete list of the addresses for each parcel of real property owned by any Seller relating to, used or held for use in the conduct of the Business, in each case, other than the Michigan Real Property (collectively, with the improvements located thereon, the “Florida Owned Real Property” and, together with the Leased Real Property, the “Real Property”). With respect to each parcel of Florida Owned Real Property, such Seller owns good and marketable fee simple title thereto, free and clear of all Liens, other than Permitted Liens. Schedule 4.17(b)(ii) of the Disclosure Schedules sets forth a true, correct and complete list of any lease, sublease, license or similar agreement (any such lease, sublease, license or similar agreement, a “Real Property Occupancy Agreement”) that grants to any other Person any right to acquire, lease, use or occupy any Real Property or any portion thereof. Each of the Real Property Occupancy Agreements is in full force and effect and is legal, valid, binding and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), and neither Seller nor, to the Knowledge of Sellers, any other party thereto, is in material breach or default thereof. To the Knowledge of Sellers, no event has occurred that, with notice or lapse of time or both, would constitute a material breach or default under any Real Property Occupancy Agreement or would lead to the termination, modification or acceleration of any Real Property Occupancy Agreement.

(c)    With respect to each Real Property: (i) the current use the Florida Owned Real Property and the Leased Real Property and the operation of the Business thereon does not violate in any material respect any instrument of record or Contract affecting such Real Property, as applicable, or any applicable Law; (ii) except (A) for the Real Property Occupancy Agreements and (B) for the Real Property Leases, there are no leases, subleases, licenses, concessions or other Contracts, written or oral, granting to any Person the right to use or occupy any portion of such Real Property; and (iii) except pursuant to a Real Property Occupancy Agreement, there are no Persons in possession of such Real Property other than Sellers.

(d)    No part of the Florida Owned Real Property (or, to the Knowledge of Sellers, the Leased Real Property) is subject to any building or use restrictions that would restrict or prevent the current use and operation of such Real Property, and the Florida Owned Real Property (and, to the Knowledge of Sellers, the Leased Real Property) is properly and duly zoned for its current use, and such current use is a conforming use. No Governmental Entity having jurisdiction over the Florida Owned Real Property (or, to the Knowledge of Sellers, the Leased Real Property) has issued or, to the Knowledge of Sellers, threatened to issue any notice or Order that adversely affects the use or operation of such Real Property, or requires, as of the Agreement Date or a specified date in the future, any repairs or alterations or additions or improvements thereto, or the payment or deduction of any money, fee, exaction or property.

(e)    There does not exist any actual or, to the Knowledge of Sellers, threatened or contemplated, condemnation or eminent domain proceedings that affect any Real Property or any part thereof, and neither Seller has received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use any Real Property or any part thereof.

(f)    To the Knowledge of Sellers, there is not any actual or pending imposition of any assessments for public improvements with respect to the Florida Owned Real Property or the Leased Real Property, and, to the Knowledge of Sellers, no such improvements have been constructed or planned that would be paid for by means of assessments upon the Florida Owned Real Property or the Leased Real Property.

(g)    There are no structural or other material defects or damages in or to the Florida Owned Real Property (or, to the Knowledge of Sellers, the Leased Real Property), whether latent or otherwise, and neither Seller has received any written notice alleging otherwise. All material water, gas, electrical, steam, compressed air, telecommunication, utility, sanitary and storm sewage lines and systems and other similar material systems serving the Real Properties are operational and in working order and are sufficient in all material respects to enable the Real Properties to continue to be used, occupied and operated in the manner currently being used, occupied and operated.

(h)    Within the past three years, neither the Florida Owned Real Property or the Leased Real Property nor any material part thereof has suffered any material damage by fire or other casualty that has not heretofore been restored in all material respects to its original condition. No portion of the Florida Owned Real Property is located in a special flood hazard area as designated by any Governmental Entity.

(i)    Neither Seller has received any notice from any insurance company that has issued a policy with respect to the Florida Owned Real Property or the Leased Real Property requesting performance of any structural or other repairs or alterations to such Real Property that have not been completed by Sellers prior to the Agreement.

(j)    The Florida Owned Real Property is not dependent for its access, operation or utility on any land, building or other improvement not part of such Real Property.

(k)    Except as stated in Schedule 4.17(b)(ii) of the Disclosure Schedules, neither Seller owns or holds, or is obligated under or party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any Real Property or any portion thereof or interest therein.

(l)    The tangible Purchased Assets are (i) in good working condition and repair, (ii) suitable, adequate and sufficient for the continued conduct of the Business in substantially the same manner as it is currently conducted, (iii) not obsolete or in need of any material renewal, replacement, improvement or maintenance and (iv) located at the Florida Owned Real Property (except for the Michigan Tooling, which is located at the Michigan Real Property). No tangible property owned by any Seller relating to, used or held for use in the conduct of the Business has been relocated from the Real Property to the Michigan Real Property since July 29, 2017.

Section 4.18    Transactions with Related Persons. Schedule 4.18 of the Disclosure Schedules sets forth a true, correct and complete list of all Contracts between any Seller, on the one hand, and any owner (direct or indirect), director, manager, officer, executive, key employee or Affiliate of any Seller, or any family member of any of the foregoing, or any Affiliate of any of the foregoing, or any trust, partnership, corporation or other Person in which any of the foregoing has a material interest (collectively, “Related Persons”), on the other hand, in any case, related to the Business (each, a “Related Persons Agreement”).    Except as set forth on Schedule 4.18 of the Disclosure Schedules, no Related Person has any direct or indirect interest in (a) any Person with which the Business is affiliated or with which the Business has a material business relationship (including any lessor, lessee, licensor, licensee, customer, dealer, distributor, sales representative, supplier, vendor or service provider), (b) any asset, right or property used by the Business, or (c) to the Knowledge of Sellers, any Person that competes with the Business (excluding ownership interests representing less than 3% of any publicly-listed class of securities of any Person).

Section 4.19    Product and Service Matters.

(a)    Subject to the warranty reserve for the Business described in the Financial Statements (as adjusted for the passage of time through the Closing Date), each Business Product has been developed, manufactured, sold, licensed, leased, rendered, provided or delivered, as applicable, in conformity in all material respects with the specifications for such Business Product, all applicable contractual commitments, all applicable express and implied warranties of Sellers, and all applicable Laws. There are no material defects in any Business Product that would be reasonably likely to result in Liability to Sellers or Purchaser in excess of the warranty reserve for the Business described in the Financial Statements (as adjusted for the passage of time through the Closing Date). In the past three (3) years (i) there have been no product recalls, post-sale notices or warnings or similar matters, or obligations thereof, with respect to any Business Product, and to the Knowledge of Sellers, there is no reasonable basis for any of the foregoing, and (ii) neither Seller has been required to file, or has filed, any notification or other report with or provide information to any Governmental Entity or product safety standards group concerning actual or potential defects or other hazards with respect to any Business Product and, to the Knowledge of Sellers, there is no reasonable basis for any of the foregoing. Schedule 4.19(a) of the Disclosure Schedules sets forth a true, correct and complete list of the models and types of Business Products marketed, sold or provided by any Seller in the three full model years preceding the date of this Agreement.

(b)    Schedule 4.19(b) of the Disclosure Schedules sets forth a true, correct and complete list of: (i) each Business Product unit sold by any Seller for which the aggregate of all paid warranty claims in the past three years exceeded $10,000, as well as the aggregate of all such claims for such Business Product unit; and (ii) all Business Products repurchased by any Seller in the past three years, whether due to warranty issues or other claims or disputes or otherwise, as well as the customer, issue, cost incurred to date, and status. Except as set forth on Schedule 4.19(b) of the Disclosure Schedules, there are and within the past three years have been, no material claims or disputes against or involving any Seller with respect to any Business Product that are not of the type covered by the warranties set forth on Schedule 4.19(d) of the Disclosure Schedules.

(c)    Within the past five years, no Governmental Entity has alleged that any Business Product is defective or unsafe or fails to meet any product warranty or any standards promulgated by any Governmental Entity that has not been adequately remedied.

(d)    Schedule 4.19(d) of the Disclosure Schedules sets forth the standard forms of warranties used by Sellers in the Business. Except as set forth in Schedule 4.19(d) of the Disclosure Schedules or required by applicable Laws, neither Seller has given to any Person any guaranty or warranty, right of return, or other indemnity or remedy relating to the Business Products.

Section 4.20    Top Dealers and Suppliers. Schedule 4.20 of the Disclosure Schedules sets forth a true, correct and complete list of the top 20 dealers and top 20 suppliers of the Business as measured by revenue, in the case of dealers, and expenditure, in the case of suppliers, for the 12-month period ended July 28, 2018 (including a break-down of revenue or expenditures attributable to each such Person), with related or affiliated Persons aggregated and treated as a single Persons for purposes hereof but with each such Person nevertheless separately listed on such Schedule. During such period, no such Person has materially changed the terms of its relationship with any Seller with respect to the Business (other than renewals or amendments to Material Contracts in the ordinary course of business) or indicated to any Seller in writing that such Person intends to terminate its relationship with any Seller with respect to the Business or materially change the terms of its relationship with any Seller with respect to the Business (including to materially reduce its purchases from, or sales to, the Business or to materially increase the amount charged to the Business for the supply of materials, products or services) nor has there been any material dispute with any such Person.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF MALIBU AND PURCHASER

Malibu and Purchaser represent and warrant to Sellers that:

Section 5.1    Organization. Each of Malibu and Purchaser is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.

Section 5.2    Authority. Each of Malibu and Purchaser has the requisite power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of it, and no other corporate actions on the part of it are necessary. This Agreement and the Ancillary Documents to which it is a party have been duly and validly executed and delivered by it and constitute a valid, legal and binding agreement of it, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally.

Section 5.3    Consents and Approvals; No Violations. No notices to, filings with, or authorizations, Permits, Orders, consents or approvals of any Person are necessary for the execution, delivery or performance by Malibu or Purchaser of this Agreement or the Ancillary Documents to which it is a party or the consummation by it of the transactions contemplated hereby or thereby, except pursuant to the HSR Act. Assuming expiration or early termination of the waiting period under the HSR Act, neither the execution, delivery or performance by it of this Agreement or the Ancillary Documents to which it is a party nor the consummation by it of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of Purchaser’s Governing Documents, (b) with or without due notice or lapse of time or both, result in a violation or breach in any material respect of, result in any loss of any material rights under, result in any additional material obligation under, constitute a material default under, or give rise to any right of termination, cancellation or acceleration under, any material Contract or material Permit to which it is a party or by which it or any of its properties or assets may be bound or any Contracts or Permits that collectively would be material to it or (c) violate in any material respect any Order or Law applicable to it.

Section 5.4    Available Funds. Malibu has, as of the Agreement Date, and Purchaser will have, at the Closing, sufficient cash or other readily available financial resources (including amounts available under any credit facility) to fund the cash consideration in full and to pay all other amounts required to be paid by it under this Agreement and the transactions contemplated under this Agreement

Section 5.5    No Other Representations or Warranties. Except for the representations and warranties in Article 4 or Section 6.18 or in any Ancillary Document, PURCHASER AND MALIBU ACKNOWLEDGE THAT NO PRINCIPAL OR SELLER, NOR ANY ITS AFFILIATES NOR ANY OTHER PERSON OR ENTITY ACTING ON BEHALF OF SELLERS OR ANY OF THE PRINCIPALS, MAKES OR HAS MADE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO PURCHASER OR MALIBU (INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSES) RELATED TO ANY PRINCIPAL, EITHER SELLER, THE BUSINESS OR THEIR BUSINESSES, ASSETS OR LIABILITIES OR WITH REGARD TO ANY OTHER MATTER, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING ANY PRINCIPAL, EITHER SELLER, THE BUSINESS OR THEIR BUSINESSES, ASSETS OR LIABILITIES PROVIDED TO PURCHASER OR MALIBU OR THEIR REPRESENTATIVES OR WITH REGARD TO ANY OTHER MATTER, EACH SUCH EXPRESS OR IMPLIED WARRANTY BEING SPECIFICALLY DISCLAIMED BY SELLERS AND PRINCIPALS AND WAIVED BY PURCHASER. Except in the case of actual fraud, and except for the representations, warranties, covenants and indemnities set forth in this Agreement or in any Ancillary Document, Purchaser and Malibu further agree that neither Seller nor any Principal nor any of their Affiliates nor any other Person acting on behalf of Sellers or any of the Principals will have or be subject to any liability to Purchaser or Malibu resulting from the distribution to Purchaser or Malibu or Purchaser’s or Malibu’s use of any such information, including any information, document or material (including financial projections and forecasts) made available to Purchaser in the Confidential Information Memorandum distributed by Angle Advisors, LLC with respect to any Principal or Seller or the Business, responses to due diligence requests, “data rooms,” management presentations or the Audited Carve-Out Financials.

ARTICLE 6

ADDITIONAL COVENANTS AND OTHER TERMS

Section 6.1    Conduct of Business.

(a)    During the period commencing on the Agreement Date and terminating upon the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1, each Seller shall do or cause to be done the following, except for those transactions or actions expressly permitted by this Agreement or with Purchaser’s prior written consent (which consent will not be unreasonably withheld or delayed):

(i)    conduct the Business in the ordinary course of business (including, for clarity, by maintaining levels of Inventory of the Business at the Real Property and the Michigan Real Property consistent with past practice in all material respects);

(ii)    use its commercially reasonable efforts to (A) preserve intact the business organization, Material Contracts and material Permits of the Business, (B) keep available the services of the managers, directors, officers and key employees of the Business (other than terminations for cause) and maintain relationships with all dealers, distributors, sales representatives, suppliers and other Persons, in each case, having material business relationships with the Business and (C) maintain insurance coverage existing as of the Agreement Date against loss or damage to the Business or the Purchased Assets;

(iii)    maintain all Business Registered IP; and

(iv)    comply in all material respects with all Laws and Contracts applicable to the Business, the Purchased Assets or the Assumed Liabilities.

(b)    In furtherance and not in limitation of Section 6.1(a), except as otherwise expressly provided by this Agreement or as may be required by Law, during the period commencing on the Agreement Date and terminating upon the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1, each Seller shall not, directly or indirectly, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld or delayed):

(i)    merge or consolidate with, acquire or enter into any other business combination with any Person other than pursuant to this Agreement;

(ii)    (A) sell, assign, transfer, lease, license, allow to expire or lapse, or otherwise dispose of any of the Purchased Assets, other than the sale or purchase of inventory in the ordinary course of business or expirations of Assigned Contracts in accordance with their terms or (B) permit the Business to acquire any material assets other than in the ordinary course of business;

(iii)    relocate Inventory or tangible property from the Real Property to the Michigan Real Property, or have delivered to the Michigan Real Property any Inventory or tangible property that would have been delivered to the Real Property if delivery had been consistent with past practice in the ordinary course of business;

(iv)    change any material method of accounting or accounting practice with respect to the Business, other than such changes required by applicable Laws or GAAP;

(v)    except as required by applicable Law or any Employee Benefit Plan in effect as of the Agreement Date: (A) increase the compensation payable or that could become payable to any Business Employee; (B) enter into any new, or amend any existing, employment, severance, retention or change in control agreement with respect to any Business Employee, other than entering new at-will employment agreements with no severance or notice requirements; (C) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under, any Employee Benefit Plan applicable to the Business Employees; (D) terminate any Business Employee (other than for cause); (E) hire any Business Employee in a management role; (F) hire any Business Employee in a non-management role other than in the ordinary course of business; or (G) transfer any employee that is not a Business Employee as of the date hereof into the Business or otherwise assign to any such employee duties so that he or she would be considered a Business Employee, or transfer any Business Employee as of the date hereof out of the Business;

(vi)    create or incur or suffer to exist any Lien (other than Permitted Liens) on any of the Purchased Assets;

(vii)    implement any facility closing or layoff of employees of the Business that would require notification under the WARN Act;

(viii)    materially modify, extend (other than automatically in accordance with its terms) or terminate (other than pursuant to an expiration in accordance with its terms), or waive any material rights under, any Material Contract to the extent applicable to the Business or, other than in the ordinary course of business, enter into any Material Contract;

(ix)    forgive, cancel, waive, settle or compromise any material right of the Business, or materially amend, terminate, or let lapse any material Permit of the Business;

(x)    terminate, settle or initiate any material Claim involving the Business, the Purchased Assets or the Assumed Liabilities;

(xi)    in any material respect, delay the making of capital expenditures or the payment of payables, accelerate the receipt of receivables or the making of sales, or engage in any promotional, sales, discount or similar activity outside of the ordinary course of business, or otherwise materially modify the policies, practices or procedures with respect to any of the foregoing, in each case, relating to the Business;

(xii)    with respect to the Business, (A) make, change or revoke any election in respect of Taxes; (B) adopt or change any method of Tax accounting or annual reporting; (C) settle or compromise any federal, state, local or non-U.S. Tax Liability, claim or assessment; (D) file any amended Tax Return; (E) enter into any closing agreement relating to any Tax; (F) agree to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment; (G) fail to pay any Tax when due and payable; or (H) surrender any right to claim a Tax refund; or

(xiii)    authorize or agree to do any of the foregoing.

Section 6.2    Efforts; Regulatory and Other Authorizations. During the period commencing on the Agreement Date and terminating upon the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1:

(a)    Each of Purchaser, on the one hand, and each Seller, on the other hand, shall cooperate with the other and use its commercially reasonable efforts to: (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws or otherwise to satisfy the other’s conditions to Closing set forth in Article 7 and to promptly consummate and make effective the transactions contemplated by this Agreement; (ii) obtain all material authorizations, consents, orders and approvals of, and give all material notices to, and make all material filings with, all Governmental Entities and other third parties that may be or become necessary for the performance of its obligations under this Agreement and the consummation by it of the transactions contemplated by this Agreement; and (iii) oppose and have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement.

(b)    In furtherance and not in limitation of the terms of Section 6.2(a), each of Purchaser and each Seller shall: (i) file, as promptly as practicable (and in any event within 5 Business Days of the Agreement Date), a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement; (ii) file all additional appropriate notifications and filings pursuant to any other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement in the most expeditious manner practicable; (iii) supply promptly any additional information and documentary material that may be requested of such Party by the relevant Governmental Entities in connection with the HSR Act or any other applicable Antitrust Laws; and (iv) cooperate with each other in connection with any such filings or requests for additional information and documentary materials requested by Governmental Entities.

(c)    Each of Purchaser, on the one hand, and Sellers, on the other hand, agrees not to participate in any substantive meeting or discussion, either in person or by telephone or otherwise, with any United States or foreign governmental antitrust authority in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance, if at all practicable, and, to the extent practicable, gives the other Party the opportunity to attend and participate. Purchaser, on the one hand, and Sellers, on the other hand, will supply each other with copies of all correspondence. filings or communications with governmental antitrust authorities, with respect to the transactions contemplated by this Agreement. Notwithstanding the foregoing, to the extent any of the documents or information are commercially or competitively sensitive, Purchaser, on the one hand, or Sellers, on the other hand, as the case may be, may satisfy its obligations by providing such documents or information to the other Party’s outside antitrust counsel, with the understanding that such antitrust counsel shall not share such documents and information with its client. Such antitrust counsel may use such documents and information, however, in advocating on behalf of its client with any governmental antitrust authority.

(d)    Purchaser shall pay 100% of the filing fees associated with the HSR Act filings and any other filings required under applicable Antitrust Laws.

(e)    Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement requires or shall be deemed to require Purchaser or Seller to sell, divest or otherwise dispose of or hold separate any assets, business, lines of business or securities, or proffer or agree to take any such action.

Section 6.3    Reasonable Access. During the period commencing on the Agreement Date and terminating upon the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1, each Seller shall (a) permit Purchaser, Purchaser’s Affiliates, and their respective employees, accountants, legal counsel, and other representatives to have reasonable access to the premises, properties, personnel, books, records, Contracts, Tax records and documents of or pertaining to the Business, and (b) furnish to them such other information pertaining to the Business, in each case, as may be reasonably requested by them in connection with the transactions contemplated by this Agreement. No information provided or obtained pursuant to this Section 6.3 shall affect any representation or warranty in this Agreement.

Section 6.4    Tax Matters.

(a)    Purchase Price Allocation. Following the Closing, Purchaser shall prepare a schedule allocating the cash consideration and the Assumed Liabilities (including the amount of any Actual True-Up Liability as calculated pursuant to the terms of this Agreement) (together with any other relevant items) under Section 1060 of the Code among the Purchased Assets and the covenants (the “Allocation Schedule”) and shall deliver a draft Allocation Schedule to S2 as soon as practicable following the Closing Date for S2’s review and comment. S2 and Purchaser shall work in good faith to resolve any objections made by S2 to the proposed Allocation Schedule. Purchaser and Sellers agree (i) to act in accordance with the final Allocation Schedule in the preparation and filing of all Tax Returns, and (ii) not to take any position inconsistent therewith unless required to do so by a Final Tax Determination.

(b)    Cooperation. From and after the Closing, each of Purchaser, on the one hand, and each Seller, on the other hand, shall reasonably cooperate in connection with the filing of any Tax Return, and in any Tax contest, with respect to the Business, the Purchased Assets or the Assumed Liabilities. Such cooperation shall include the reasonable retention and the provision of copies of records and information that are reasonably relevant to any Tax contest and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Any such Party requesting such cooperation shall bear all reasonable expenses of the requested Party. Each of Purchaser, on the one hand, and each Seller, on the other hand, further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on any such Party (including with respect to the transactions contemplated by this Agreement).

(c)    Transfer Taxes. Purchaser shall be responsible for 100% of any Transfer Taxes incurred in connection with the transactions contemplated by this Agreement. The Parties shall cooperate to minimize any such Transfer Taxes.

(d)    Proration of Taxes. Real and personal property Taxes, ad valorem Taxes and franchise fees or Taxes (that are imposed on a periodic basis (as opposed to a net income basis)) (collectively, “Periodic Taxes”) shall be prorated between Sellers, on the one hand, and Purchaser, on the other hand, for any taxable period that includes but does not end on the Closing Date. Any Periodic Taxes shall be prorated between Purchaser, on the one hand, and Sellers, on the other hand, based on the relative periods the Purchased Assets were owned by each respective party during the fiscal period of the taxing jurisdiction for which such Taxes were imposed by such jurisdiction (as such fiscal period is or may be reflected on the bill rendered by such taxing jurisdiction). Purchaser or Sellers shall promptly forward an invoice to the other party for its reimbursable pro rata share of Periodic Taxes, if any. With respect to any Taxes other than Periodic Taxes, in the case that the Closing Date is not the end of the taxable period under applicable law, such Taxes shall be determined as if the Closing Date were the end of a short taxable period and income or loss for such period shall be determined on the basis of closing of the books as of the close of business on the Closing Date.

Section 6.5    Employee Matters.

(a)    Prior to Closing, Purchaser shall offer employment, to be effective as of the Employment Inception Date, by it or one of its Affiliates to all of the current active Business Employees as of the Closing (those accepting such offers of employment by Purchaser or one of its Affiliates prior to Closing and whose employment is not terminated for any reason prior to the Employment Termination Date, the “Pre-Closing Hired Employees”). Purchaser shall also, effective as of the Employment Inception Date, offer employment by it or one of its Affiliates to any active individual who becomes a Business Employee following Closing but prior to the Employment Termination Date in accordance with the terms of the Transition Services Agreement (those accepting such offers of employment by Purchaser or one of its Affiliates prior to the Employment Termination Date and whose employment is not terminated for any reason prior to the Employment Termination Date, the “Post-Closing Hired Employees,” and together with the Pre-Closing Hired Employees, the “Hired Employees”). Such offers of employment shall provide for (1) substantially similar annual base salary or wage rate to that provided to such Business Employee as of the Employment Termination Date and (2) continuation of such Business Employee’s current annual bonus opportunity for the remainder of Malibu’s 2019 fiscal year. In connection with such offers, Sellers shall provide an updated list of all Business Employees at least 10 Business Days prior to Closing and at least 10 Business Days prior to the Employment Termination Date. Such offers of employment to the Hired Employees will provide that such employment relationships shall be terminable “at-will” by Purchaser or its Affiliates or by the applicable Hired Employee. Sellers shall terminate the employment of all Hired Employees as of the Employment Termination Date in accordance with all applicable Laws and, prior to the Employment Termination Date, shall provide any required notices in a timely manner in connection therewith. Each Seller shall cooperate with and use its commercially reasonable efforts to assist Purchaser and its Affiliates in its and their efforts to secure employment arrangements with those Business Employees to whom Purchaser and its Affiliates make offers of employment. Sellers shall not enforce against any Hired Employee any confidentiality, non-compete, non-solicit or similar contractual obligations, or otherwise assert with respect to any such Hired Employee or Purchaser or any of its Affiliates claims that would otherwise prohibit or place conditions on any such Hired Employee’s acceptance of an offer of employment by Purchaser or any of its Affiliates, any such Hired Employee’s employment by Purchaser or any of its Affiliates, or any actions taken by any such Hired Employee as an employee of Purchaser or any of its Affiliates. Sellers shall provide Purchaser with such employment information as to the Business Employees as Purchaser may reasonably request. Sellers shall not, engage in any activity intended to discourage any Business Employee from accepting an offer of employment from Purchaser or any of its Affiliates.

(b)    With respect to any employee benefit plan maintained by Purchaser or its Affiliates (a “Purchaser Employee Plan”) in which any Hired Employees will participate effective as of the Employment Inception Date, Purchaser will, or will cause an Affiliate to, recognize all service of Hired Employees with Sellers as if such service were with Purchaser and its Affiliates, for vesting and eligibility purposes in any Purchaser Employee Plan in which such Hired Employees may be eligible to participate after the Employment Inception Date; provided, however, such service will not be recognized (i) to the extent such recognition would result in a duplication of benefits, (ii) to the extent such service was not recognized under the corresponding employee plan of Sellers as it existed prior to the Closing Date or (iii) for any reason under any defined benefit pension plan, retiree medical benefit plan or any equity incentive award granted after the Closing. For one year following the Employment Termination Date, the Purchaser Employee Plans will provide employee benefits that are not less favorable, in the aggregate, than the benefits provided to similarly situated employees of Purchaser and its Affiliates.

(c)    From and after the Closing, subject to the IP License Agreements and the last sentence of Section 6.8(a), at the request and expense of Purchaser, Sellers shall, with respect to any Business Owned IP included in the Purchased Assets or with respect to any Business Confidential Information, enforce (for the benefit of Purchaser and Sellers) any rights of, or any obligations owed to, Sellers by or against (i) any employee or former employee of any Seller who is not a Hired Employee or (ii) any consultant or independent contractor of any Seller under an agreement that is not an Assigned Contract (in each case, including ownership rights, confidentiality obligations, invention disclosure duties, obligations to assist in preparing, filing or prosecuting patent or other applications and obligations to cooperate in the recordation or perfection of ownership rights, in each case, only with respect to such Business Owned IP or Business Confidential Information). From and after the Closing, subject to the IP License Agreements and the last sentence of Section 6.8(c), at the request and expense of Sellers, Purchaser shall, with respect to any Retained Business Confidential Information, enforce (for the benefit of Purchaser and Sellers) any rights of, or any obligations owed to, Purchaser by or against any Hired Employee (in each case, including ownership rights, confidentiality obligations, invention disclosure duties, obligations to assist in preparing, filing or prosecuting patent or other applications and obligations to cooperate in the recordation or perfection of ownership rights, in each case, only with respect to such Retained Business Confidential Information).

(d)    Nothing contained in this Agreement shall confer upon any employee of any Seller any right with respect to continuance of employment by Purchaser or any of its Affiliates, nor shall anything herein interfere with the right of Purchaser and its Affiliates to terminate the employment of any Hired Employees at any time, with or without cause, or restrict Purchaser or any of its Affiliates in the exercise of its and their independent business judgment in modifying any of the terms and conditions of the employment of the Hired Employees following the Employment Inception Date, or restrict Purchaser’s or its Affiliates’ ability to amend or terminate any employee benefit plan, program, policy or arrangement.

(e)    No provision of this Agreement shall create any third party beneficiary rights in any Business Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Business Employee by Purchaser or its Affiliates or under any benefit plan which they may maintain, or otherwise.

(f)    Neither Purchaser nor any of its Affiliates will contribute to any Employee Benefit Plan or other compensation or benefit plan or agreement of a Seller or any of its Affiliates. Neither Purchaser nor any of its Affiliates will assume sponsorship of, nor will they adopt as a participating company in, any Employee Benefit Plan or other compensation or benefit plan or agreement of a Seller or any of its Affiliates, or any part thereof.

Section 6.6    Use of Names and Marks. Promptly following the Closing, each Seller shall (a) cease to use, distribute, display or market (or, for clarity, use, distribute, display or market, any item, article or instrument of any kind, including signs, invoices, labels, letterhead, business cards, packaging, advertisement or websites, that reflects or includes) any name, logo, trademark, trade name, trade dress, service mark, domain name or website that is confusingly similar to or containing any name, mark or logo included in the Purchased Assets, including “Pursuit”; (b) provide to Purchaser (or at Purchaser’s election, destroy) any and all such items, articles or instruments in the possession or under the control of any Seller or any of their respective Affiliates; and (c) cease to use, and amend or terminate any certificate of assumed name or d/b/a filings so as to eliminate its right to use, and amend any Governing Document so as not to use, the name “Pursuit” or any similar name.

Section 6.7    Certain Restrictive Covenants.

(a)    During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), each Principal and each Seller shall not, and shall not permit any controlled Affiliate thereof to, directly or indirectly, whether or not alone or in association or in connection with or on behalf of any Person now existing or hereafter created (except Purchaser or its Affiliates), whether or not for its own account or for the benefit of others (except Purchaser or its Affiliates):

(i)    (A) engage in, participate in, own, manage, operate, control, carry on, consult for, advise, or assist in any way, the business (collectively, “Restricted Business”) of assembling, manufacturing, producing, marketing, selling, delivering, repairing, maintenancing, or servicing outboard boats or components thereof (other than outboard boats that do not have any fishing-related features (including livewells, fish-boxes, rod holders, tackle or rigging trays or drawers, or fish finders) or any features that are designed or marketed for a purpose of facilitating the addition (for example, in the after-market) of any fishing-related features), anywhere in the world; (B) use or authorize the use of such Person’s name in any Restricted Business or use or authorize the use of the word “Pursuit” in any business; or (C) invest in or lend to or otherwise provide financing or capital to or become an owner, interest holder, officer, director, manager, agent, representative, employee, advisor, consultant, lessor, licensor (including of any Intellectual Property), or partner of, to or in any Person engaged in any Restricted Business; provided that the foregoing shall not prevent any Person from (y) holding a passive investment of up to 3% of any publicly-listed class of securities of a Restricted Business or (z) producing prototypes solely for testing, designing or development purposes;

(ii)    solicit, recruit, employ or hire, directly or indirectly, any Hired Employee or any employee of Malibu Boats, LLC or any of its controlled Affiliates with whom a Principal or Seller has had material contact or who otherwise became known to a Principal or Seller prior to the Agreement Date in the course of negotiating and consummating the transactions contemplated by this Agreement; provided that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation not specifically directed at any such Person, but in no event shall the foregoing permit the hiring or engagement of any such Person from such solicitation or recruiting, or (B) a Principal or Seller from soliciting or recruiting any such Person who has ceased to be employed or retained by Purchaser and its Affiliates for at least four months; or

(iii)    take any action that is intended or designed, or would reasonably be expected, to frustrate or evade the provisions of this Section 6.7.

(b)    Each Principal and each Seller represents, warrants, acknowledges and agrees that: (i) such Person is deriving substantial value and proceeds from the transactions contemplated hereby; (ii) the restrictions (including the duration, geographic scope, and activity restrictions) applicable to such Person in this Section 6.7 are necessary, fair, reasonable, fundamental and required for the protection of the Business and the Purchased Assets after the Closing; (iii) such restrictions relate to matters that are of a special, unique and extraordinary value; (iv) Purchaser has required that such Person agree to such restrictions, and such Person has voluntarily agreed to such restrictions; and (v) Purchaser would not consummate the transactions contemplated hereby if such Person did not enter into such restrictions.

(c)    During the Restricted Period, neither Malibu nor Purchaser shall, and shall not permit any controlled Affiliate thereof to, directly or indirectly, whether or not alone or in association or in connection with or on behalf of any Person now existing or hereafter created, whether or not for its own account or for the benefit of others, solicit, recruit, employ or hire, directly or indirectly, any employee of any Seller or any of its controlled Affiliates (other than the Business Employees) with whom Malibu or Purchaser has had material contact or who otherwise became known to Malibu or Purchaser prior to the Agreement Date in the course of negotiating and consummating the transactions contemplated by this Agreement; provided that the foregoing shall not prohibit (A) a general solicitation to the public of general advertising or similar methods of solicitation not specifically directed at any such Person, but in no event shall the foregoing permit the hiring or engagement of any such Person from such solicitation or recruiting, or (B) Malibu or Purchaser from soliciting or recruiting any such Person who has ceased to be employed or retained by Sellers and its Affiliates for at least four months. Malibu and Purchaser represent, warrant, acknowledge and agree that: (i) the restrictions (including the duration, geographic scope, and activity restrictions) applicable to such Person in this Section 6.7 are necessary, fair, reasonable, fundamental and required for the protection of the Retained Business after the Closing; (ii) such restrictions relate to matters that are of a special, unique and extraordinary value; (iii) Sellers have required that such Person agree to such restrictions, and such Person has voluntarily agreed to such restrictions; and (iv) Sellers would not consummate the transactions contemplated hereby if such Person did not enter into such restrictions.

(d)    Each Principal and each Seller agrees that a breach by such Person or any Affiliate thereof of any covenant set forth in this Section 6.7 would cause irreparable harm to Purchaser, that Purchaser’s remedies at law upon any such breach would be inadequate, and that, accordingly, upon any such breach, a restraining order or injunction or both may be issued against such Person or such Affiliate, in addition to any other rights and remedies which are available to Purchaser at law or in equity. Malibu and Purchaser agree that a breach by such Person or any Affiliate thereof of any covenant set forth in this Section 6.7 would cause irreparable harm to Sellers, that Sellers’ remedies at law upon any such breach would be inadequate, and that, accordingly, upon any such breach, a restraining order or injunction or both may be issued against such Person or such Affiliate, in addition to any other rights and remedies which are available to Sellers at law or in equity. The parties specifically agree that the restrictions set forth in this Section 6.7 are reasonable, appropriate and narrowly-tailored but that if a court of competent jurisdiction finds this Section 6.7 more restrictive than permitted by the Laws of any jurisdiction in which a Person seeks enforcement hereof, this Section 6.7 will be limited to the extent required to permit maximum enforcement thereof under such Laws. In particular, the parties intend that the covenants contained in the preceding portions of this Section 6.7 will be construed as a series of separate covenants, including one for each country, one for each state, province, or other first-level political subdivision within each country, and one for each county or other second-level political subdivision in each state, province, or other first-level political subdivision. Except for geographic coverage, each such separate covenant will be deemed identical in terms. If, in any judicial proceeding, a court of competent jurisdiction refuses to enforce any of the separate covenants deemed included in this Section 6.7, then only such unenforceable covenant will be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced. In addition, if a court of competent jurisdiction refuses to enforce any of the covenants throughout the full length of the Restricted Period, the parties agree that the Restricted Period will be deemed amended to the longest period that is permissible. In addition, and without limiting any other remedies, the Restricted Period with respect to a Person shall be extended for the period equal to the time period (if any) that such Person is in breach of this Section 6.7.

Section 6.8    Confidentiality and Trade Secrets.

(a)    From and after the Closing, each Principal and each Seller shall, and shall cause its controlled Affiliates and representatives to, (i) maintain all Business Confidential Information in strict confidence and secrecy, (ii) not use any Business Confidential Information that exclusively relates to the Business for any purpose (except in the preparation of any Tax Returns or financial statements of a Seller); (iii) not disclose any Business Confidential Information to any Person other than Purchaser or its Affiliates (or advisors of a Principal or Seller who are obligated to keep such Business Confidential Information confidential and not use it other than to provide professional advice to such Principal or Seller, it being agreed that such Principal or Seller shall be liable for any non-compliance thereof by such advisor); and (iv) not assist any other Person in engaging in any of the foregoing, in each case, except to the extent necessary to comply with the express terms of this Agreement or any other written agreement between a Principal or Seller, on the one hand, and Purchaser, on the other hand, or explicitly requested in writing by Purchaser; provided, however, Sellers may disclose Business Confidential Information to potential purchasers of S2 or all or substantially all of the assets of S2 or a line of business or operating division of S2, but only if such disclosure is made under the protection of a non-disclosure agreement pursuant to which the recipient of such of Business Confidential Information is obligated to keep such Business Confidential Information confidential and not use such Business Confidential Information other than in connection with the evaluation of such potential transaction, and, if such recipient ultimately consummates such purchase, its use and disclosure of such Business Confidential Information shall be subject to the same limitations as applicable to S2 hereunder.    For clarity, from and after the Closing, subject to the foregoing (and, for clarity, subject to Section 6.7), Sellers and their controlled Affiliates and representatives (and, for clarity, their respective employees in their capacity as such) shall have the right to use and (except for Business Confidential Information) disclose all of the confidential information and trade secrets that are currently used in the Retained Business.

(b)    If a Seller or Principal is required by Law to disclose any Business Confidential Information at any time after the Closing, then such Person shall (to the extent legally permissible) provide Purchaser with prompt written notice of such request or requirement to enable Purchaser (i) to seek an appropriate protective order or other remedy or (ii) to consult with such Person with respect to reasonable steps to be taken by such Person to resist or narrow the scope of such request or legal process. If, in the absence of a protective order, such Person is nonetheless compelled to disclose Business Confidential Information, then such Person may disclose only such portion of such Business Confidential Information as is required based on advice of counsel, and such Person shall use commercially reasonable efforts to obtain reasonable assurance that confidential treatment shall be accorded to such portion of the Business Confidential Information required to be disclosed as Purchaser shall reasonably designate.

(c)    From and after the Closing, Malibu and Purchaser shall, and shall cause their controlled Affiliates and representatives to, (i) maintain all Retained Business Confidential Information in strict confidence and secrecy, (ii) not use any Retained Business Confidential Information that exclusively relates to the Retained Business for any purpose; (iii) not disclose any Retained Business Confidential Information to any Person other than Sellers or its Affiliates (or advisors of Malibu or Purchaser who are obligated to keep such Retained Business Confidential Information confidential and not use it other than to provide professional advice to Malibu or Purchaser, it being agreed that Malibu and Purchaser shall be liable for any non-compliance thereof by such advisor); and (iv) not assist any other Person in engaging in any of the foregoing, in each case, except to the extent necessary to comply with the express terms of this Agreement or any other written agreement between a Principal or Seller, on the one hand, and Purchaser, on the other hand, or explicitly requested in writing by S2; provided, however, Purchaser or Malibu may disclose Retained Business Confidential Information to potential purchasers of Purchaser or Malibu or all or substantially all of the assets of Purchaser or Malibu or a line of business or operating division of Purchaser or Malibu, but only if such disclosure is made under the protection of a non-disclosure agreement pursuant to which the recipient of such of Retained Business Confidential Information is obligated to keep such Retained Business Confidential Information confidential and not use such Retained Business Confidential Information other than in connection with the evaluation of such potential transaction, and, if such recipient ultimately consummates such purchase, its use and disclosure of such Retained Business Confidential Information shall be subject to the same limitations as applicable to Malibu and Purchaser hereunder. For clarity, from and after the Closing, subject to the foregoing, Malibu and Purchaser and their controlled Affiliates and representatives (and, for clarity, their respective employees in their capacity as such) shall have the right to use and (except for Retained Business Confidential Information) disclose all of the confidential information and trade secrets of Sellers that are currently used in the Business.

(d)    If Malibu or Purchaser is required by Law to disclose any Retained Business Confidential Information at any time after the Closing, then such Person shall (to the extent legally permissible) provide Sellers with prompt written notice of such request or requirement to enable Sellers (i) to seek an appropriate protective order or other remedy or (ii) to consult with such Person with respect to reasonable steps to be taken by such Person to resist or narrow the scope of such request or legal process. If, in the absence of a protective order, such Person is nonetheless compelled to disclose Retained Business Confidential Information, then such Person may disclose only such portion of such Retained Business Confidential Information as is required based on advice of counsel, and such Person shall use commercially reasonable efforts to obtain reasonable assurance that confidential treatment shall be accorded to such portion of the Retained Business Confidential Information required to be disclosed as S2 shall reasonably designate.

Section 6.9    Press Releases. Upon execution and delivery of this Agreement by all of the Parties, Purchaser and S2 will issue a joint press release announcing the transaction contemplated by this Agreement, and, upon the Closing, Purchaser and S2 will issue a joint press release announcing the Closing. Other than the foregoing, no Seller or Principal shall make (or permit its Affiliates to make) any public announcement or issue any press release relating to the transactions contemplated hereby without the prior consent of Purchaser, except as required by Law. For clarity, except as set forth in this Section 6.9, Purchaser shall not be restricted in making any public announcements or press releases.

Section 6.10    Further Assurances.

(a)    During the period commencing on the Agreement Date and terminating upon the earlier to occur of the second anniversary of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1, each Seller and Principal agrees (i) to reasonably cooperate with Purchaser to facilitate the transition to Purchaser from and after the Closing of, with respect to the Business, the relationships with dealers and distributors of the Business and (ii) to not intentionally take any action inconsistent with the facilitation of such transition.

(b)    From time to time following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such conveyances, notices, assumptions, releases, consents, documents and other instruments and papers, and perform such further acts, as may be reasonably required or desirable to carry out the provisions of this Agreement and make effective the transactions contemplated by this Agreement, including obtaining any Permits, consents, authorizations, approvals of, or effecting the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required in order to permit the consummation of, and to give full effect to, the transactions contemplated by this Agreement.

Section 6.11    Nonassignable Assets and Rights.

(a)    To the extent any consent, approval or waiver required to assign any Purchased Asset to Purchaser has not been obtained on or prior to the Closing Date, the related Purchased Asset for which such consent, approval or waiver is required (a “Delayed Asset”) shall not be transferred to Purchaser, and any related Liability to the extent it constitutes an Assumed Liability (a “Delayed Liability”) shall not be assumed by Purchaser, in each case, unless and until such consent, approval or waiver has been obtained in form and substance reasonably satisfactory to Purchaser. Following the Closing Date, each Seller shall reasonably cooperate with Purchaser (at Purchaser’s sole cost and expense) to obtain and have delivered to Purchaser all consents, approvals and waivers necessary to transfer the Delayed Assets to Purchaser as promptly as reasonably practicable and without any modification that would adversely affect Purchaser, a Purchased Asset, an Assumed Liability, or the Business.

(b)    From and after the Closing, until all such Delayed Assets are transferred, each Seller shall cooperate with Purchaser in any reasonable arrangement that will reflect as nearly as possible the respective benefits and obligations that would have been in effect had the Delayed Assets and Delayed Liabilities been transferred and assumed at the Closing. Without limiting the foregoing, from and after the Closing, (i) each Seller shall provide Purchaser with all of the benefits and rights intended to be assigned in respect of such Delayed Assets, and Purchaser shall discharge any corresponding Delayed Liabilities as and when obligated (subject to the right of Purchaser to contest any such obligation in good faith) and (ii) each Seller shall take all actions as Purchaser may reasonably request so as to provide Purchaser with all such benefits and rights (including enforcement at the cost and for the account of Purchaser of any and all rights of such Seller under or relating to such Purchased Asset).

(c)    At such time and on each occasion after the Closing that the required consents, approvals or waivers shall be obtained with respect to any Delayed Asset, such Delayed Asset shall automatically be deemed transferred and assigned to Purchaser by the applicable Seller and all Delayed Liabilities related to such Delayed Asset shall be simultaneously assumed by Purchaser. Prior to any such transfer of Delayed Assets, each Seller shall preserve and maintain such Delayed Assets for the benefit of Purchaser.

(d)    Each Seller hereby grants to Purchaser a power of attorney to execute and deliver on such Seller’s behalf any applicable letters, demands, notices, assignments and other instruments and documents required to be delivered by Seller pursuant to this Section 6.11 to the extent necessary to give effect to this Section 6.11 to the extent that such Seller does not execute and deliver them within five Business Days of the request therefor by Purchaser.

Section 6.12    Post-Closing Deliveries. From and after the Closing, each Seller shall hold in trust for the benefit of Purchaser and promptly deliver to Purchaser all cash, payments, other property, mail, faxes, documents, communications, correspondence and other deliveries received directly or indirectly by it with respect to the Business, the Purchased Assets or the Assumed Liabilities, in each case, other than with respect to the Excluded Assets. From and after the Closing, Purchaser and Malibu shall hold in trust for the benefit of Seller and promptly deliver to Seller all cash, payments, other property, mail, faxes, documents, communications, correspondence and other deliveries received directly or indirectly by Purchaser or Malibu with respect to the Retained Business, the Excluded Assets or the Excluded Liabilities, including any accounts receivable or rebates of the Business arising out of or related to the sale of Business Products prior to the Closing.

Section 6.13    Insurance. Subject to the consent of the applicable insurer, at the Closing, Sellers shall, with respect to each of the Occurrence-Based Insurance Policies, ensure that Purchaser is added as an additional insured (or loss payee, as applicable) with respect to Sellers’ coverage thereunder for matters occurring on or prior to the Closing and shall provide Purchaser with certificates of insurance evidencing all coverages and endorsements; provided, however, that Purchaser’s rights under any such Occurrence-Based Insurance Policies shall be limited to Losses of Purchaser related to the Business, Purchased Assets and Assumed Liabilities. After the Closing, Sellers shall not remove Purchaser as such additional insured (or loss payee, as applicable) with respect to such policies or otherwise adversely modify its right to file, notice and otherwise pursue claims thereunder for matters occurring at or prior to the Closing.

Section 6.14    Notice of Developments. From the Agreement Date until the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1:

(a)    Each Seller and Principal shall advise Purchaser in writing promptly after (i) it becomes aware of any fact, action, circumstance, breach or event (A) that would reasonably be likely to result in the failure of any of Purchaser’s conditions to Closing set forth in Article 7 to be satisfied, (B) that would reasonably be likely to restrict, impair or delay in any material respect the performance of its obligations under this Agreement, (ii) the occurrence of a Material Adverse Effect, (iii) receipt by it of any material written correspondence from any Governmental Entity with respect to the Business, any Purchased Asset or any Assumed Liability or the transactions contemplated by this Agreement or (iv) any material Claim has been made by or against it with respect to the Business, any Purchased Asset or any Assumed Liability or the transactions contemplated by this Agreement.

(b)    Purchaser shall advise S2 in writing promptly after (i) it becomes aware of any fact, action, circumstance, breach or event (A) that would reasonably be likely to result in the failure of any of Sellers’ conditions to Closing set forth in Article 7 to be satisfied, (B) that would reasonably be likely to restrict, impair or delay in any material respect the performance of its obligations under this Agreement, (ii) receipt by it of any material written correspondence from any Governmental Entity with respect to the transactions contemplated by this Agreement or (iii) any material Claim has been made by or against it with respect to the transactions contemplated by this Agreement. No information provided or obtained pursuant to this clause (b) shall affect any representation or warranty in this Agreement.

Section 6.15    Exclusivity. From the Agreement Date until the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1, each Principal and Seller agrees that it will not, and will cause its Affiliates and its and their respective directors, officers, managers, members, employees, agents, financing sources, advisors or other representatives (collectively, “Representatives”) not to, directly or indirectly: (a) solicit, initiate or encourage any inquiry, proposal, offer, transaction or agreement from or with any Person (other than Purchaser and its Affiliates) relating to: (i) the sale or transfer of all or any portion of the Business or the Purchased Assets (other than the sale of Inventory in the ordinary course of business) or any equity interests or other securities of any Seller; (ii) any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption, financing, refinancing, or similar transaction involving the Business or any Seller; or (iii) any other business combination involving the Business or the Purchased Assets or any Seller (each, an “Acquisition Transaction”); (b) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Transaction; or (c) enter into any agreement regarding, authorize, approve, adopt, consummate or effect any Acquisition Transaction. Each Principal and Seller shall immediately cease, and cause to be terminated, any and all contacts, discussions and negotiations between them or any of their Affiliates or Representatives, on the one hand, and any third parties, on the other hand, regarding any of the foregoing, and each Principal and Seller agrees to notify Purchaser promptly if any Person makes any proposal, offer, inquiry or contact related to an Acquisition Transaction to any of them or any of their Affiliates or Representatives from the Agreement Date until the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1.

Section 6.16    Financing Cooperation. From the Agreement Date until the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1, each Seller shall provide, and use commercially reasonable efforts to cause their respective Affiliates and Representatives to provide, such cooperation as is reasonably requested by Purchaser and its financing sources, agents and arrangers in connection with any debt financing of Purchaser in connection with the transactions contemplated by this Agreement.

Section 6.17    Additional Assigned Contracts; Dealer Agreements. Prior to the Closing, Sellers shall promptly notify Purchaser upon entering into any Material Contract primarily relating to the Business, and Purchaser may elect prior to the Closing to cause such Material Contract to be an Assigned Contract, in which case, Schedule 2.1(a)(vi) shall be amended accordingly. In addition, if before or after the Closing it is discovered that the list of Assigned Contracts does not include a dealer agreement between S2 and a dealer of the Business that was in effect on the Agreement Date or the Closing Date, Purchaser may elect to cause such dealer agreement to be an Assigned Contract, in which case, Schedule 2.1(a)(vi) shall be amended accordingly. S2 shall use commercially reasonable efforts to cause each of the dealer agreements referenced with an (*) or (**) on Schedule 4.6(a) to be renewed or replaced promptly with a 2019 model year dealer agreement on substantially the same terms as the other dealer agreements listed on such schedule.

Section 6.18    Representations and Warranties by Principals. Each Principal represents and warrants to Purchaser, as to itself, that: (a) such Principal has full right, capacity, power and authority to execute, deliver and perform this Agreement and each Ancillary Document to which such Principal is party; (b) this Agreement and each such Ancillary Document constitute the valid and legally binding obligation of such Principal, enforceable against such Principal in accordance with its terms; and (c) such execution, delivery and performance by such Principal of this Agreement and each Ancillary Document to which such Principal is party will not breach or violate any Law, Order or material Contract to which such Principal is bound or subject or require that such Principal give any notice, make any filing or obtain any authorization, consent or approval.

Section 6.19    Termination of Affiliate Agreements. Effective as of the Closing, the amended and restated lease dated January 15, 2018 between Gen123 and S2 related to the Florida Owned Real Property, and all rights and obligations thereunder, are hereby terminated and of no further force or effect.

Section 6.20    Retained Books and Records. Sellers agree (a) to maintain all Retained Books and Records for at least seven years following the Closing Date and (b) that all Retained Books and Records shall be made available for inspection by Purchaser and its representatives during regular business hours upon reasonable prior written notice, and Purchaser, at its expense, may make such copies thereof as it may reasonably desire; provided, however, that such rights shall only be permitted to the extent related to or in respect of the Business, a Purchased Asset, or Assumed Liability.

Section 6.21    Audited Carve-Out Financials. Sellers shall, at Purchaser’s sole cost and expense, use their commercially reasonable efforts to obtain (i) as soon as reasonably practicable following the Agreement Date, an audited consolidated balance sheet, statement of income, statement of cash flows and statement of stockholders’ equity of the Business as of and for the year ending July 29, 2017, together with the independent auditor’s unqualified report thereon of BDO (collectively, the “Audited Carve-Out Financials”) and (ii) as of the Closing Date, an executed consent, in form and substance reasonably satisfactory to Purchaser and dated as of the Closing Date, of BDO, for filing with the Securities and Exchange Commission of the Audited Carve-Out Financials.

Section 6.22    Separation Support. During the period commencing on the Agreement Date and terminating upon the earlier to occur of the Closing and the termination of this Agreement pursuant to and in accordance with Section 8.1, S2 and Purchaser agree to reasonably cooperate with each other with respect to any activities necessary to prepare for the arrangements contemplated by, and the implementation of, the Transition Services Agreement.

Section 6.23    Floor Plan Financing . Promptly following the Closing, Purchaser and Malibu shall take commercially reasonable efforts to replace (or cause the replacement of) all dealer floor-plan financing arrangements for the Business with dealer floor-plan financing arrangements sponsored by Malibu or Purchaser.

Section 6.24    Contract Build Agreement. From and after the Closing, during the period specified in Exhibit F, S2 shall manufacture and sell to Purchaser, and Purchaser shall purchase from S2, the products specified in Exhibit F on, in accordance with, and subject to the terms and conditions set forth in Exhibit F. The arrangement specified in Exhibit F is referred to as the “Contract Build Agreement”.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.1    Conditions to Obligations of Purchaser. The obligation of Purchaser and Malibu to consummate the Closing and the transactions to be performed by them in connection with the Closing is subject to the satisfaction, fulfillment, or waiver by Purchaser, at or prior to the Closing, of each of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Sellers and Principals contained herein (other than the Fundamental Representations) that are not qualified by materiality or similar phrases shall be true and correct in all material respects and that are qualified by materiality or similar phrases shall be true and correct in all respects, in each case, on and as of the Agreement Date and the Closing Date as if made on the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, on and as of such dates); and (ii) the Fundamental Representations of Sellers and Principals shall be true and correct in all respects on and as of the Agreement Date and the Closing Date as if made on the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, on and as of such dates).

(b)    Covenants. Each Seller and Principal shall have performed and complied in all material respects with all of its covenants and agreements required to be performed by it pursuant to this Agreement on or prior to the Closing Date.

(c)    No Orders or Claims. There shall not be in effect any Order issued by any Governmental Entity that makes the transactions contemplated by this Agreement illegal or otherwise restrains or prohibits the consummation of the transactions contemplated by this Agreement, and there shall not be pending any Claim (except Claims initiated by Purchaser or its Affiliates) by or before any Governmental Entity challenging this Agreement or seeking to delay, restrain or prohibit the transactions contemplated hereby or that, if adversely determined, would materially and adversely affect the Business, the Purchased Assets or the Assumed Liabilities.

(d)    Antitrust Approval. All applicable waiting periods (and extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired.

(e)    No Material Adverse Effect. Since the Agreement Date, there shall have been no Material Adverse Effect.

(f)    Liens. All Liens with respect to the Purchased Assets shall have been released and terminated of record, and Sellers shall have delivered to Purchaser evidence thereof in form and substance reasonably acceptable to Purchaser.

(g)    Consents and Agreements. Sellers shall have received and delivered to Purchaser executed copies (each of which shall be in full force and effect as of the Closing) of all of the consents of third parties in connection with the transactions contemplated by this Agreement that are described in Items 1 and 2 on Schedule 7.1(g) and shall have entered into the agreements specified as Items 3 and 4 on Schedule 7.1(g), in each case, in form and substance reasonably acceptable to Purchaser; provided that any license fees, royalties, waiver fees, penalties or other sums charged by the licensor in connection with obtaining the consent or agreement referenced in Items 2 and 3 on Schedule 7.1(g) shall be paid by Purchaser.

(h)    Audited Carve-Out Financials. Purchaser shall have received (i) the Audited Carve-Out Financials and (ii) an executed consent in form and substance reasonably satisfactory to Purchaser dated as of the Closing Date, of BDO, for filing with the Securities and Exchange Commission of the Audited Carve-Out Financials.

(i)    Employment Agreements. The Employment Agreements shall be in full force and effect.

(j)    Offer Letters. Purchaser shall have received offer letters, in the form prepared by Purchaser in accordance with Section 6.5, which shall be effective as of the Employment Inception Date, duly executed by least 80% of the current active Business Employees.

(k)    Closing Certificate. Purchaser shall have received a certificate dated as of the Closing Date executed by an authorized officer of each Seller certifying that the conditions set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(e) are satisfied in all respects.

(l)    Other Closing Deliverables. Purchaser shall have received all of the documents, instruments and certificates required to be delivered to Purchaser pursuant to Section 3.2(c).

Section 7.2    Conditions to Obligations of Sellers. The obligation of Sellers and Principals to consummate the Closing and the transactions to be performed by them in connection with the Closing is subject to the satisfaction, fulfillment, or waiver by S2, at or prior to the Closing, of each of the following conditions:

(a)    Representations and Warranties. (i) The representations and warranties of Malibu and Purchaser contained herein (other than the Fundamental Representations) that are not qualified by materiality or similar phrases shall be true and correct in all material respects and that are qualified by materiality or similar phrases shall be true and correct in all respects, in each case, on and as of the Agreement Date and the Closing Date as if made on the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, on and as of such dates)

and (ii) the Fundamental Representations of Malibu and Purchaser shall be true and correct in all respects on and as of the Agreement Date and the Closing Date as if made on the Closing Date (except to the extent such representations and warranties address matters as of particular dates, in which case, on and as of such dates).

(b)    Covenants. Each of Malibu and Purchaser shall have performed and complied in all material respects with all of its covenants and agreements required to be performed by it pursuant to this Agreement on or prior to the Closing Date.

(c)    No Orders or Claims. There shall not be in effect any Order issued by any Governmental Entity that makes the transactions contemplated by this Agreement illegal or otherwise restrains or prohibits the consummation of the transactions contemplated by this Agreement, and there shall not be pending any Claim (except Claims initiated by any Seller or Principal or any of their Affiliates) by or before any Governmental Entity challenging this Agreement or seeking to delay, restrain or prohibit the transactions contemplated hereby.

(d)    Antitrust Approval. All applicable waiting periods (and extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired.

(e)    Closing Certificate. Sellers shall have received a certificate dated as of the Closing Date executed by an authorized officer of Malibu and Purchaser certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) are satisfied in all respects.

(f)    Other Closing Deliverables. Sellers shall have received all of the documents, instruments and certificates required to be delivered to Sellers pursuant to Section 3.2(d).

ARTICLE 8

TERMINATION

Section 8.1    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a)    by the mutual written consent of Purchaser and S2;

(b)    by Purchaser, by written notice to S2 if any Seller or Principal is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause any of the conditions set forth in Section 7.1 to be incapable of being satisfied and (ii) if curable, is not cured within 10 days after Purchaser has given S2 written notice of such breach; provided, however, that the termination right in this Section 8.1(b) shall not be available to Purchaser if Purchaser or Malibu is at that time in material breach of this Agreement;

(c)    by S2, by written notice to Purchaser if Purchaser is in breach of any representation, warranty, covenant or agreement contained in this Agreement, and such breach, individually or in combination with any other such breach, (i) would cause any of the conditions set forth in Section 7.2 to be incapable of being satisfied and (ii) if curable, is not cured within 10 days after S2 has given Purchaser written notice of such breach; provided, however, that the termination right in this Section 8.1(c) shall not be available to S2 if any Seller or Principal is at that time in material breach of this Agreement; or

(d)    by either Purchaser, on the one hand, or S2, on the other hand, by written notice to the other Party if the Closing shall not have occurred on or before October 25, 2018 (the “Outside Date”); provided, however, that the termination right in this Section 8.1(d) shall not be available to any Party (with

Sellers and the Principals treated as a single Party for purposes hereof, and with Malibu and Purchaser treated as a single Party for purposes hereof) whose breach of a representation, warranty, covenant or agreement made in this Agreement has prevented the consummation of the Closing on or prior to such date.

Section 8.2    Effect of Termination. In the event of the valid termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to and in accordance with Section 8.1, this Agreement shall forthwith become void and of no further force or effect whatsoever and there shall be no Liability on the part of any Party to this Agreement; provided, however, that notwithstanding the foregoing, (a) nothing contained in this Section 8.2 shall relieve any Party from any Liability resulting from or arising out of any material breach of this Agreement prior to such termination and (b) the terms of this Section 8.2 and Article 10 shall survive any termination of this Agreement.

ARTICLE 9

SURVIVAL; INDEMNIFICATION

Section 9.1    Survival. The representations and warranties contained in this Agreement or in any certificate delivered at Closing pursuant to this Agreement shall survive the Closing and any investigation made by any Party until: (a) in the case of the Fundamental Representations, the expiration of the applicable statute of limitations (and, in any event, until at least the sixth anniversary of the Closing Date); and (b) in the case of the other representations and warranties contained in this Agreement, the 12-month anniversary of the Closing Date. All covenants and agreements set forth herein requiring performance before the Closing shall survive the Closing until the 12-month anniversary of the Closing. All other covenants and agreements set forth herein shall survive the Closing in accordance with their respective terms. Notwithstanding the foregoing, any claim with respect to a representation, warranty, covenant or agreement made pursuant to this Agreement before the expiration of the applicable survival period shall survive until such claim is finally resolved, notwithstanding the expiration of any such survival period, and nothing in this Section 9.1 shall limit any claim resulting from actual fraud by any Seller or Principal, on the one hand, or Malibu or Purchaser, on the other hand.

Section 9.2    Indemnification by Sellers. Subject to the other provisions of this Article 9, from and after the Closing, each Seller shall indemnify, reimburse and hold harmless Malibu, Purchaser and their respective officers, directors, managers, employees, partners, members, Affiliates, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (each a “Purchaser Indemnitee”), from any and all Claims, damages, losses, Liabilities, demands, settlements, judgments, awards, obligations, fines, penalties, Taxes, cost, interest or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) suffered or incurred by any of them, whether or not involving a Third Party Claim, to the extent that such Losses arise out of, relate to or result from: (a) any breach of or inaccuracy in any representation or warranty made by any Seller in this Agreement as of the Agreement Date, or as of the Closing Date as if such representations or warranties were made on and as of the Closing; (b) any breach by any Seller of any of its covenants or agreements contained in this Agreement; or (c) any Excluded Liability.

Section 9.3    Indemnification by Purchaser. Subject to the other provisions of this Article 9, from and after the Closing, Purchaser and Malibu shall, jointly and severally, indemnify, reimburse and hold harmless each Seller and Principal and their respective officers, directors, managers, employees, partners, members, Affiliates, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (each a “Seller Indemnitee”), from any Losses suffered or incurred by any of them, whether or not involving a Third Party Claim, to the extent that such Losses arise out of, relate to or result from: (a) any breach of or inaccuracy in any representation or warranty made by Malibu or Purchaser in this Agreement as of the Agreement Date, or as of the Closing Date as if such representations or warranties were made on and as of the Closing; (b) any breach by Malibu or Purchaser of any of its covenants or agreements contained in this Agreement; or (c) any Assumed Liability.

Section 9.4    Procedures for Non-Third Party Claims.

(a)    With respect to any indemnification sought under this Article 9 that does not involve a Third Party Claim, the Indemnified Party shall provide written notice thereof to the Indemnifying Party (an “Notice of Claim”). The Notice of Claim shall describe in reasonable detail (based on information then available to the Indemnified Party) the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Article 9.

(b)    If the Indemnifying Party notifies the Indemnified Party within 20 days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim (the “Dispute Notice”), the claim shall be resolved in accordance with Section 10.11. If the Indemnifying Party does not timely deliver a Dispute Notice, or delivers a Dispute Notice that does not object to all of the Losses set forth in the Indemnity Notice, (i) the Indemnifying Party shall be deemed to have accepted and agreed with all or such unobjected-to portion of the claim, as applicable, and shall be conclusively deemed to have consented to the recovery by the Indemnified Party of all or such unobjected-to portion of the Losses specified in the Indemnity Notice and (ii) any objected-to portion of the claim shall be resolved in accordance with Section 10.11.

Section 9.5    Procedures for Third Party Claims.

(a)    An Indemnified Party seeking indemnification under this Article 9 with respect to any Third Party Claim shall promptly provide a Notice of Claim to the Indemnifying Party after receiving notice of such Third Party Claim; provided, however, that any failure to so notify or any delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay.

(b)     If the Indemnifying Party gives notice (the “Notice of Assumption”) to the Indemnified Party within 20 days after receipt of the applicable Notice of Claim that the Indemnifying Party elects to assume the defense of the Third Party Claim and will indemnify the Indemnified Party against such Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by such Indemnifying Party and who is reasonably acceptable to the Indemnified Party, by all appropriate proceedings, which proceedings shall be defended by the Indemnifying Party to a final conclusion or settled in accordance with this Section 9.5(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not consent to the entry of a judgment or enter into any settlement without the written consent of the Indemnified Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.5(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided that if the Indemnified Party has reasonably concluded that there is a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall bear the reasonable costs and expenses of counsel to the Indemnified Party in connection with such defense.

(c)    Notwithstanding anything to the contrary herein, a Purchaser Indemnitee shall have the full right to control the defense, compromise and settlement of any Third Party Claim at the expense of the Indemnifying Party if: (i) the claim seeks an injunction or other equitable relief against a Purchaser Indemnitee; (ii) the claim involves a claim by any Governmental Entity, a criminal claim or a claim involving a significant dealer, distributor, sales representative, supplier or other business partner of the Business; (iii) the claim involves claims for Losses in excess of the remaining portion of the Cap after reduction of all Losses previously recovered by (or then being claimed pursuant to unresolved claims) by the Purchaser Indemnitees that count (or would count) towards the Cap (if the Cap is applicable to such claim); or (iv) the Indemnifying Party fails to give the Notice of Assumption within 20 days after receipt of the applicable Notice of Claim or the Indemnifying Party timely gives the Notice of Assumption but fails to promptly defend the Third Party Claim. Assumption by the Indemnified Party of control of any such defense, compromise or settlement shall not be deemed a waiver by it of its right to indemnification hereunder. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.5(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. If the Indemnifying Party elects not to (or is deemed to have elected not to) assume the defense of a Third Party Claim, the determination of whether the Indemnified Party is entitled to indemnification hereunder shall be resolved in accordance with Section 10.11.

(d)    The Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other in contesting any Third Party Claim.

(e)    Notwithstanding anything to the contrary set forth herein, the provisions hereof dealing with Third Party Claims shall be subject to the terms and conditions of the RWI Policy.

Section 9.6    Other Indemnification Matters.

(a)    Absent actual fraud by any Seller or Principal: (i) Purchaser Indemnitees shall not be entitled to recover Losses for any individual claim made pursuant to Section 9.2(a) unless the amount of Losses for such individual claim (or the aggregate amount of Losses for all claims arising from the same or a related matter, event or circumstance) is at least $25,000; provided that any such disregarded Losses for claims made pursuant to Section 9.2(a) shall nonetheless count towards the Basket under this Section 9.6(a) if such Basket has not then already been exceeded; (ii) Purchaser Indemnitees shall not be entitled to recover Losses for claims made pursuant to Section 9.2(a) in respect of any breach of or inaccuracy in any representation or warranty (other than the representations and warranties contained in Section 4.1(a) (Organization), Section 4.2(a) (Title to Assets), Section 4.3 (Authority), Section 4.15 (Tax Matters), Section 4.16 (Brokers), and Section 4.18 (Transactions with Affiliates)) until the aggregate amount of all such Losses thereunder exceeds $500,000 (the “Basket”), at which point Purchaser Indemnitees shall, subject to the provisions of this Article 9, be entitled to seek indemnification for all such Losses thereunder in excess of the Basket (but not for the amount of the Basket); (iii) the aggregate liability of Sellers for claims made pursuant to Section 9.2(a) in respect of breaches of or inaccuracies in representations or warranties other than Fundamental Representations shall not exceed $500,000 (the “Cap”); and (iv) the aggregate liability of Sellers for all claims made pursuant to Section 9.2 (including in respect of breaches of or inaccuracies in Fundamental Representations) shall not exceed the Base Purchase Price.

(b)    Absent actual fraud by Malibu or Purchaser: (i) Seller Indemnitees shall not be entitled to recover Losses for any individual claim made pursuant to Section 9.3(a) unless the amount of Losses for such individual claim (or the aggregate amount of Losses for all claims arising from the same or a related matter, event or circumstance) is at least $25,000; provided that any such disregarded Losses for claims made pursuant to Section 9.3(a) shall nonetheless count towards the Basket under this Section 9.6(b) if such Basket has not then already been exceeded; (ii) Seller Indemnitees shall not be entitled to recover Losses for claims made pursuant to Section 9.3(a) in respect of any breach of or inaccuracy in any representation or warranty (other than Fundamental Representations) until the aggregate amount of all such Losses thereunder exceeds the Basket, at which point Seller Indemnitees shall, subject to the provisions of this Article 9, be entitled to seek indemnification for all such Losses thereunder in excess of the Basket (but not for the amount of the Basket); (iii) the aggregate liability of Purchaser and Malibu for claims made pursuant to Section 9.3(a) in respect of breaches of or inaccuracies in representations or warranties other than Fundamental Representations shall not exceed 10% of the Base Purchase Price; and (iv) the aggregate liability of Purchaser and Malibu for all claims made pursuant to Section 9.3 (including in respect of breaches of or inaccuracies in Fundamental Representations) shall not exceed the Base Purchase Price.

(c)    For purposes of determining the amount of any Losses arising out of, relating to or resulting from any breach of or inaccuracy in any representation or warranty made in this Agreement, and for purposes of determining whether or not such breach or inaccuracy has occurred, such representations and warranties shall be considered without giving effect to any limitation or qualification as to “material”, “materially”, “in all material respects”, “Material Adverse Effect” or any other derivation of the word “material”, in any case, other than with respect to the use of the word “material” in the term “Material Contract” itself.

(d)    None of the Principals or Sellers nor any of their respective members, managers, Affiliates, employees or agents (as applicable) shall have any right of contribution, right of indemnity or other right or remedy against Purchaser or any other Person who owns, controls or operates the Purchased Assets or the Business after the Closing in connection with any indemnification obligation or any other Liability to which it may become subject under or in connection with this Agreement, it being understood and agreed that the representations, warranties, covenants and agreements of Sellers and Principals are solely for the benefit of Purchaser and the other Purchaser Indemnitees.

(e)    Without limiting the other limitations of this Section 9.6, to the extent that coverage is available under the RWI Policy in respect of a claim for indemnification, no Seller will have any liability pursuant to Section 9.2(a) or Section 9.2(c) in respect of such claim, other than for the then remaining portion of the Retention (as such term is defined in the RWI Policy), unless and until the Limit of Liability (as such term is defined in the RWI Policy) is met or exceeded; provided that, for clarity, a notice of a claim under this Article 9 may nonetheless be given at any time under and in accordance with (and subject to the requirements of) this Article 9.

(f)    To the extent coverage is or may be available under the RWI Policy with respect to any particular Losses pursuant to Section 9.2, the Purchaser Indemnitee shall use commercially reasonable efforts to pursue such claim against the RWI Policy (but, for clarity, the Purchaser Indemnitee shall not be under any obligation to institute any suit, action or other proceeding against the insurers under such RWI Policy).

(g)    The amount of any Losses for which indemnification is provided to a Purchaser Indemnitee under this Article 9 will be reduced by any amounts actually received by Purchaser Indemnitee as a result of any indemnification, contribution, insurance, or other payment by any third party, net of any actual, out-of-pocket expenses of any Purchaser Indemnitee related to the receipt of such amount, with respect to such Losses. The amount of any Losses for which indemnification is provided to a Seller Indemnitee under this Article 9 will be reduced by any amounts actually received by the Seller Indemnitee as a result of any indemnification, contribution, insurance, or other payment by any third party, net of any actual, out-of-pocket expenses of any Seller Indemnitee related to the receipt of such amount, with respect to such Losses.

(h)    Each Party agrees to use commercially reasonable efforts in accordance with the requirements of applicable Law to mitigate Losses for which another Party would otherwise be required to provide indemnification pursuant to the terms and conditions of this Article 9.

(i)    The right of any Purchaser Indemnitee to indemnification will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement set forth in this Agreement.

(j)    The Parties agree to treat any indemnification payments made pursuant to this Agreement as an adjustment to the purchase price for all Tax purposes, except to the extent otherwise required by applicable Law as reasonably determined by the Tax advisors of the Indemnified Party.

(k)    The Parties agree that, other than claims for specific performance, injunctive relief or other equitable remedies and claims for fraud and other than claims in respect of post-Closing covenants, from and after the Closing, the remedies provided in this Article 9 shall be the sole and exclusive remedies for a breach of representations, warranties or covenants of any Seller, Malibu or Purchaser contained in this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit the right of any Purchaser Indemnitee to make claims against the RWI Policy.

(l)    Notwithstanding anything to the contrary herein, for clarity, nothing in this Article 9 shall limit any claim resulting from actual fraud.

Section 9.7    Satisfaction of Indemnification Claims; Escrow. Any amount determined to be owed to any Purchaser Indemnitee or Seller Indemnitee, as applicable, in satisfaction of any indemnification obligation pursuant to this Article 9 shall be effected by wire transfer of immediately available funds from the applicable Person to an account designated in writing by the applicable Purchaser Indemnitee or Seller Indemnitee, as applicable, within five Business Days after the determination thereof; provided that any indemnification owed by any Seller to a Purchaser Indemnitee for claims made pursuant to Section 9.2 shall first be satisfied from any funds remaining in the Escrow Account to the extent of available funds in the Escrow Account. Purchaser and S2 shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any such distributions from the Escrow Account. As soon as reasonably practicable (but in any event within three Business Days) following the 12-month anniversary of the Closing Date, Purchaser and S2 shall direct the Escrow Agent to release to S2 all of the remaining amounts in the Escrow Account, if any, in excess of an amount (if any) (the “Retained Amount”) that equals the total Losses then subject to claims by Purchaser in all unresolved indemnification claims pursuant to this Article 9, which Retained Amount shall instead be retained in the Escrow Account, and, as soon as reasonably practicable (but in any event within three Business Days) following resolution of each such claim, Purchaser and S2 shall direct the Escrow Agent to release to S2 all of the remaining amounts in the Escrow Account, if any, not then required to satisfy any such claims that are still unresolved.

ARTICLE 10

MISCELLANEOUS

Section 10.1    Entire Agreement; Assignment.

(a)    This Agreement (including the Schedules, Exhibits and the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

(b)    This Agreement shall not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of Purchaser and Seller; provided that, without such consent, Purchaser may assign this Agreement or any rights or obligations hereunder to any of its Affiliates or lenders or financiers. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1(b) shall be void.

Section 10.2    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery in person or electronic mail (with a non-automated confirmation of receipt) (provided that, if given by electronic mail to any Party, it shall also be given by one of the other methods as well), or by reputable overnight courier service (charges prepaid) and shall be deemed given when so delivered personally, by electronic mail, or one Business Day after being sent by overnight courier, to the applicable Party as follows (or to such other address as the Party to whom notice is given may have previously furnished to the other in writing in the manner set forth herein):

To Malibu or Purchaser:

c/o Malibu Boats, LLC

5075 Kimberly Way

Loudon, TN 37774

Attn: Wayne Wilson

Email: waynew@malibuboats.com

with a copy (which shall not constitute notice to Malibu or Purchaser) to:

O’Melveny & Myers LLP

1999 Avenue of the Stars, Suite 800

Los Angeles, California 90067

Attention: Eric Zabinski

E-mail: ezabinski@omm.com

To any Seller or Principal:

S2 Yachts, Inc.

725 E. 40th Street

Holland, MI 49423

Attention: Tom Slikkers

E-mail: toms@s2yachts.com

with a copy (which shall not constitute notice to any Seller or Principal ) to:

Varnum LLP

Bridgewater Place

P.O. Box 352

Grand Rapids, Michigan 49501-0352

Attention: James M. Eardley, Esq.

E-mail: jmeardley@varnumlaw.com

Section 10.3    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State.

Section 10.4    Fees and Expenses. Except as otherwise set forth in this Agreement, whether or not transactions contemplated by this Agreement are consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 10.5    Construction; Interpretation. The term “this Agreement” means this Asset Purchase Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party. The Parties waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes,” “including” and “inclusive of” shall be deemed to be followed by the words “without limitation”; (e) the word “will” shall be construed to have the same meaning as the word “shall”; (f) the term “or” shall not be exclusive; (g) the words “ordinary course of business” shall be deemed to mean “ordinary course of business consistent with past practice”; and (h) a document shall be “made available” Purchaser if it is was present (and available for viewing by Purchaser and its representatives) in the online data room hosted by SmartRoom on behalf of Sellers for purposes of the transactions contemplated by this Agreement at least two Business Days before the Agreement Date.

Section 10.6    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns.

Section 10.7    Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

Section 10.8    Amendment. This Agreement may be amended or modified only by written agreement executed and delivered by S2 and Purchaser, and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.8 shall be void.

Section 10.9    Remedies. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such Party, and the exercise of any one remedy shall not preclude the exercise of any other. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

Section 10.10    Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.11    Dispute Resolution. Except as provided in Section 3.3 and Section 10.11(b), any controversy, claim or dispute (including the determination of the scope or applicability of this agreement to arbitrate) (“Dispute”) among the Parties arising out of or relating to this Agreement will be resolved in accordance with the procedures specified in this Section 10.11, which will be the sole and exclusive procedures for the resolution of any such Dispute. The Parties intend that these provisions will be valid, binding, enforceable and irrevocable and will survive any termination of this Agreement.

(a)    Any Dispute will be submitted to final and binding arbitration with the Judicial Arbitration and Mediation Service in Chicago, Illinois before a single arbitrator. The parties to any such arbitration proceeding may obtain discovery in aid of the arbitration to the fullest extent permitted by applicable Law. All discovery disputes shall be resolved by the arbitrator. Costs of the arbitration, including the fees of the arbitrator, cost of any record or transcript of the arbitration, administrative fees, and other fees and costs shall be borne one-half by Purchaser and one-half by Sellers. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted in the state and federal courts in Delaware to resolve a disputed matter. The arbitrator has the power to award to the substantially prevailing party the reimbursement of such party’s reasonable attorneys’ fees and costs (including, but not limited to, expert fees) as well as such administrative fees in connection with such arbitration. Any dispute as to the reasonableness of any fee or cost will be resolved by the arbitrator. Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, but not limited to, the existence of a controversy and the fact that there is an arbitration proceeding) will be treated in a confidential manner by the arbitrator and all those involved in the proceeding. Any controversy relating to the arbitration presented to a court will be filed under seal to the extent permitted by law. An arbitration award rendered pursuant to this Section 10.11 will be final and binding on the parties and may be submitted to a court of competent jurisdiction for entry of a judgment thereon.

(b)    Notwithstanding the Parties’ agreement to submit all Disputes to final and binding arbitration and the right of the arbitrator to grant any equitable remedies as provided in Section 10.11(a), the Parties shall have the right to seek and obtain temporary or preliminary injunctive relief or specific performance in any court of competent jurisdiction. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief (with such relief effective until the arbitrator has rendered a final award) in order to protect any Party’s rights under this Agreement or otherwise.

Section 10.12    Bulk Sales. Purchaser and Sellers each hereby waive compliance with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

PURCHASER:

PB HOLDCO, LLC

By:	/s/ Jack Springer
Name:	Jack Springer
Title:	Chief Executive Officer

MALIBU:

MALIBU BOATS, LLC

By:	/s/ Jack Springer
Name:	Jack Springer
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SELLERS:

S2 YACHTS, INC.

By:	/s/ Thomas Slikkers
Name:	Thomas Slikkers
Title:	President and Chief Executive Officer

GEN 123 PROPERTIES, LLC

By:	/s/ Thomas Slikkers
Name:	Thomas Slikkers
Title:	Manager

PRINCIPALS:

LEON SLIKKERS

By:	/s/ LEON SLIKKERS

DAVID SLIKKERS

By:	/S/ DAVID SLIKKERS

ROBERT SLIKKERS

By:	/S/ ROBERT SLIKKERS

THOMAS SLIKKERS

By:	/S/ THOMAS SLIKKERS

SUSAN SLIKKERS

By:	/S/ SUSAN SLIKKERS

[Signature Page to Asset Purchase Agreement]